As filed with the Securities and Exchange Commission on August 2, 2002

                                                 Registration No._________

=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM SB-2
                           REGISTRATION STATEMENT
                                  UNDER THE
                           SECURITIES ACT OF 1933



                            PETMED EXPRESS, INC.
               ----------------------------------------------
               (Name of Small Business Issuer in Its Charter)

         Florida                      5199                   65-0680967
----------------------------    -------------------      -------------------
(State or Other Jurisdiction    (Primary Standard         (I.R.S. Employer
    of Incorporation or            Industrial            Identification No.)
        Organization            Classification No.)

                         1441 S.W 29TH Avenue
                        Pompano Beach, FL 33069
                            (954) 979-5995
     -------------------------------------------------------------
     (Address and Telephone Number of Principal Executive Offices)



                     -------------------------------


                 Menderes Akdag, Chief Executive Officer
                          1441 S.W 29TH Avenue
                         Pompano Beach, FL 33069
                            (954) 979-5995
       ---------------------------------------------------------
       (Name, Address and Telephone Number of Agent for Service)



                     -------------------------------



                   Copies of all communications to:

                       Charles B. Pearlman, Esq.
                           Adorno & Yoss P.A.
                350 East Las Olas Boulevard, Suite 1700
                       Fort Lauderdale, FL 33301
                       Telephone: (954) 763-1200
                      Facsimile No. (954) 766-7800



                     -------------------------------



Approximate  Date of  Proposed Sale  to the  Public:  As  soon as
practicable  after  the  effective  date  of  this   Registration
Statement.

      We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                     -------------------------------

                                 CALCULATION OF REGISTRATION FEE

                                                Proposed            Proposed
   Title of Each                                 Maximum             Maximum           Amount of
Class of Securities           Amount to be     Offering Price       Aggregate        Registration
 to be Registered             Registered       Per Security      Offering Price(1)     Fee(1)(2)
-------------------          -------------     --------------    --------------      ------------

Common Stock, par value
$.001 per share(1).........   14,346,932         $ 2.00           $28,693,864         $ 2,639.84

Common Stock, par value
$.001 per share (2)........       75,000         $ 3.50           $   262,500         $    24.15

Common Stock, par value
$.001 per share (2)........       20,000         $ 3.13           $    62,000         $     5.75
                                                                                      ----------
Total Registration Fee                                                                $ 2,669.74



---------------------------

(1)  Estimated   solely   for   purposes   of   calculating   the
     registration  fee  pursuant to  Rule  457.   Based  upon the
     average of the closing bid and asked prices for the common stock on July 31, 2002.

(2) Shares issuable upon exercise of common stock purchase warrants. Estimated solely for purposes calculating the registration fee pursuant to Rule 457(g). Based upon exercise price of the shares of common stock underlying convertible securities which is higher than the average of the closing bid and asked prices for the common stock on July 31, 2002.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

=============================================================================



                      SUBJECT TO COMPLETION
PROSPECTUS



                      PETMED EXPRESS, INC.

                14,441,932 Shares of Common Stock




     This prospectus covers the 14,441,932 shares of common stock of PetMed Express, Inc. being offered for resale by certain selling security holders.

      Our common stock is traded on the OTCBB under the trading symbol "PETS". On July 31, 2002, the closing price for our common stock was $2.00.




                  -------------------------------




      This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                  -------------------------------



                         August 2, 2002

                       PROSPECTUS SUMMARY

      This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors.

                           The Company

Business Description

     PetMed Express, Inc. and subsidiaries, d/b/a 1-888-PetMeds, is the leading nationwide pet pharmacy. We deliver prescription and non-prescription pet medications along with health and nutritional supplements at a savings direct to the consumer, through the PetMed Express catalog and postcards, customer service representatives and on the Internet through our web site at www.1888PetMeds.com. Our nationwide pet pharmacy provides an attractive alternative for obtaining pet medications in terms of convenience, costs savings, superior customer service, enhanced shopping flexibility, ease of ordering and reordering, and rapid home delivery.

     Our fiscal year end is March 31, and our executive offices are located at 1441 S.W. 29th Avenue, Pompano Beach, Florida
33069, telephone number is 954-979-5995.

      References throughout this prospectus to "PetMed  Express,"
"PetMed  Express.com," "PetMed," "1-888-PetMeds," "the  Company,"
"we," "us" and "our" refer to PetMed Express, Inc., a Florida corporation and its subsidiaries.

                          The Offering

Selling Shareholders

     This prospectus covers up to 14,441,932 shares of our common stock which may be sold by the selling stockholders identified in this prospectus. The shares of common stock are underlying certain warrants and options not covered by our 1998 Stock Option Plan.

Summary Financial Information

      The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of March 31, 2002 and for the years ended March 31, 2002 and 2001 are derived from the audited financial statements of PetMed Express, included elsewhere in this Prospectus, by Goldstein Golub Kessler LLP, independent public accountants. The data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Note that current financial condition is not indicative of future results.


                        Results of Operations Data
                        --------------------------

                                       Year              Year
                                       Ended             Ended
                                  March 31, 2002    March  31, 2001
                                  --------------    ---------------
Sales                              $ 32,025,931       $ 10,006,285
Cost of sales                        18,894,493          6,367,604
                                   ------------       ------------
Gross profit                         13,131,438          3,638,681

Operating expenses                   12,383,498          6,277,779
                                   ------------       ------------
Net income (loss)                  $    825,413       $ (2,826,707)
                                   ============       ============
Net income (loss) per
  common share:
        Basic                             $0.05            $(0.28)
                                          =====            ======
        Diluted                           $0.04            $(0.28)
                                          =====            ======
Weighted average number
  of common shares outstanding:
        Basic                        16,360,010         9,943,625
                                     ==========         =========
        Diluted                      19,739,493         9,943,625
                                     ==========         =========



                           Balance Sheet Data
                           ------------------

                                       Year              Year
                                       Ended             Ended
                                  March 31, 2002    March  31, 2001
                                  --------------    ---------------

Working capital (deficit)          $    690,588       $ (2,473,349)
Total assets                          4,654,236          4,504,757
Total liabilities                     3,071,536          3,747,470
Shareholder's equity                  1,582,700            757,287


                   FORWARD LOOKING STATEMENTS

     The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance. Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of procedures performed by our facilities and physicians, changes in the reimbursement rates for those services as well as uncertainty about the ability to collect the appropriate fees for services provided by us.


                          RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. Please also note that there are other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occur, our business, financial condition or results of operations could be materially and aversely affected.



      We  have only recently attained profitability and there are no assurances that we can sustain profitable operations in future periods.
-----------------------------------------------------------------

     While we reported net income of approximately $825,000 for the year ended March 31, 2002, we reported a net loss of approximately $2,827,000 for the year ended March 31, 2001 and have an accumulated deficit at March 31, 2002 of approximately $4,971,000. Our profitability during fiscal 2002 is due in part to an increase in our revenues of approximately $22,000,000, or approximately 220%, from fiscal 2001. There are no assurances we will continue to generate revenues at this increased level, or that we will remain profitable during fiscal 2003 and beyond. If our operations were to cease being profitable, our liquidity in future periods would be adversely affected.


     We  may  fail  to  comply  with  various  state  or  federal
regulations   covering  the  dispensing   of   prescription   pet
medications. We could be subject to reprimands, sanctions, probations, fines, suspensions or the loss of one or more of our pharmacy licenses.
-----------------------------------------------------------------

     The sale and delivery of prescription pet medications is generally governed by state laws and state regulations. Since our pharmacy is located in the state of Florida, the Company is governed by the laws and regulations of the state of Florida. Each prescription pet medication sale we make is likely to be covered by the laws of the state where the customer is located. The laws and regulations relating to the sale and delivery of prescription pet medications vary from state to state, but generally require that prescription pet medications be dispensed with the authorization from a prescribing veterinarian. To the extent that we are unable to maintain our license with the Florida Board of Pharmacy as a community pharmacy, or if we do not maintain the licenses granted by other state boards, or if we become subject to actions by the FDA, or other enforcement regulators, our distribution of prescription medications to pet owners could be severely reduced, which could have a material adverse effect on our operations.

     While we make every effort to fully comply with the applicable state rules and regulations, from time to time we have been the subject of administrative complaints regarding the authorization of prescriptions prior to shipment. We cannot assure you that we will not continue to be the subject of administrative complaints in the future. We cannot guarantee you that we will not be subject to reprimand, sanctions, probations, or to fines, or that one or more of our pharmacy licenses may not be suspended or revoked.

      Our alternate veterinarian program was discontinued and was under investigation by the Florida Board of Pharmacy and Florida Agency for Health Care Administration, and by various other state's  pharmacy  boards, which could reduce  or  eliminate  our ability  to  verify certain prescriptions outside  the  state  of
Florida.
-----------------------------------------------------------------

     We utilized the services of alternate veterinarians to verify certain prescriptions for animals residing outside the state of Florida. The alternate veterinarian was not the veterinarian who had actually seen the animal and may reside in another state from the animal. We have received complaints not disclosed of in the September 20, 1999 settlement with the Florida Board of Pharmacy and Florida Agency for Health Care Administration. These complaints alleged violations of the Florida Pharmacy Act and regulations promulgated thereunder. In February 2002, we voluntarily ceased the use of the alternate veterinarian program, and in March 2002 a business decision was made to enter into a settlement agreement with the Florida Board of Pharmacy. Many of the complaints were for prescriptions verified through our alternate veterinarian program. The alternate veterinarian program used a veterinarian outside the state of Florida to verify the prescription for certain pets outside the state of Florida. The program was not used for pets residing in the State of Florida. Future complaints may be brought against the Company by states in which this program was utilized. We are unable to assess the potential impact on our business or any future penalties that may be assessed from these or other complaints.


     We may need to raise additional capital in order to continue to implement our business plan.
-----------------------------------------------------------------

     We may be required to raise additional capital during the next 12 months to satisfy our cash requirements in order to implement our business plan. Presently our working capital is limited to capital available to us from operations or under our line of credit. We may seek to raise additional capital through the sale of equity securities. We cannot guarantee that we will be successful in obtaining capital upon terms acceptable to us, if at all. Our failure to secure necessary financing may have a material adverse effect on our financial condition and results of operations.


     We currently purchase our prescription and non-prescription medications from third party distributors and we are not an authorized distributor of those products. We do not have any guaranteed supply of these medications at any pre-established prices.
-----------------------------------------------------------------

     For the fiscal year ended March 31, 2002, approximately 92% of our sales were attributable to sales of prescription and non-prescription medications. Sales of these products have also accounted for 79% of our total sales during the fiscal year ended March 31, 2001. Historically, substantially all the major pharmaceutical manufacturers have declined to sell prescription and non-prescription pet medications directly to us. In order to assure a supply of these products, we purchase medications from various secondary sources, including a variety of domestic distributors. Our business strategy includes seeking to establish direct purchasing arrangements with major pet pharmaceutical manufacturing companies. If we are not successful in achieving this goal, we would need to rely upon distributors.

     We cannot guarantee that if we continue to purchase prescription and non-prescription pet medications from distributors that we will be able to purchase an adequate supply to meet our customers' demands, or that we will be able to purchase these products at competitive prices. As these products represent a significant portion of our sales, our failure to fill customer orders for these products could adversely impact our sales. If we should be forced to pay higher prices for these products to ensure an adequate supply, we cannot guarantee that we will be able to pass along to our customers any increases in the prices we pay for these medications. This inability to pass along increased prices could materially adversely affect our results of operations.

     Our failure to properly manage our inventory may result in excessive inventory carrying costs, which could materially adversely affect our financial condition and results of operations.
-----------------------------------------------------------------

     During the fiscal year ended March 31, 2002 our current product line contained approximately 600 SKUs. A significant portion of our sales is attributable to products representing approximately 50 SKUs. We need to properly manage our inventory to provide an adequate supply of these products and avoid excessive inventory of the products representing the balance of the SKUs. We generally place orders for products with our suppliers based upon our internal estimates of the amounts of inventory we will need to fill future orders. These estimates may be significantly different from the actual orders we receive. In the event that subsequent orders fall short of original estimates, we may be left with excess inventory. Significant excess inventory could result in price discounts and increased inventory carrying costs. Similarly, if we fail to have an adequate supply of some SKUs, we may lose sales opportunities. We cannot guarantee that we will maintain appropriate inventory levels. Any failure on our part to maintain appropriate inventory levels may have a material adverse effect on our financial condition and results of operations.


     Resistance  from  veterinarians to  authorize  prescriptions could  cause our sales to decrease and could materially adversely affect our financial condition and results of operations.
-----------------------------------------------------------------

     Since we began our operations, from time to time, some veterinarians have resisted providing our customers with a copy of their pet's prescription or authorizing the prescription to our pharmacy staff, thereby effectively preventing us from filling such prescriptions under state law. Sales of prescription medications represented approximately 34% and 23% of our sales for the fiscal years ended March 31, 2002 and 2001, respectively. Although veterinarians in some states are required by law to provide the pet owner with this prescription information, if the number of veterinarians who refuse to authorize prescriptions should increase, our sales could decrease and our financial condition and results of operations may be materially adversely impacted.


     Our success depends in part on the willingness of consumers to purchase pet medications from us. If we do not succeed in changing consumer-purchasing patterns, our results of operations may be materially adversely affected.
-----------------------------------------------------------------

     The direct marketing of prescription and non-prescription pet medications and health and nutritional supplements is in its infancy. Our success will depend upon our ability to engage consumers who have historically purchased pet medications and health and nutritional supplements from veterinarians. We may not be able to convert a large number of these pet owners to our customers. In order for us to be successful, many of these consumers must be willing to utilize new ways of buying these products. We cannot guarantee that we will be successful in shifting these consumers' purchasing patterns away from veterinarians to us. If we do not attract consumers to purchase these products from us, our results of operations may be materially adversely impacted.


     In the past we have purchased medications from international distributors and we did not always know if those distributors had the authority of the manufacturer to sell the products in the United States. As a result, we may be subject to future civil or administrative actions regarding those products.
-----------------------------------------------------------------

     During fiscal 2002, a business decision was made to discontinue purchasing any product from international distributors. We have purchased a portion of our prescription and non-prescription medications from international distributors in the past. These medications may be trademarked and/or copyrighted products manufactured in foreign countries or in the United States and sold by the manufacturer to foreign distributors. Some of the prescription and non-prescription medications may have been manufactured by entities, particularly foreign licensees, who are not the licensors or owners of the trademarks or copyrights for the medications. From time to time, United States trademark and copyright holders, their licensees, trade associations and the United States Customs Service have instigated litigation or administrative agency proceedings in an attempt to halt the importation or sale of trademarked and/or copyrighted products. The courts remain divided on the extent to which trademark, copyright or other laws, rules, regulations or decisions may restrict the importation or sales of this merchandise without the consent of the trademark or copyright owner.

     There can be no assurance that future judicial, legislative or administrative agency action, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the secondary sources of supply used by us. Moreover, there can be no assurance that our business activities or merchandise sold to us will not become the subject of legal or administrative actions brought by manufacturers, distributors, the United States Customs Service or others. Such judicial, legislative, administrative or legal actions could have a material adverse effect on our business and results of operations.


     Significant portions of our sales are made to residents of seven states. If we should lose our pharmacy license in one or more of these states, our financial condition and results of operations would be materially adversely affected.
-----------------------------------------------------------------

     While we ship pet medications to customers in almost all 50 states, approximately 52% of our sales for the fiscal year ended March 31, 2002 were made to customers located in the states of Florida, California, Texas, New York, North Carolina, Georgia, and Virginia. If for any reason our license to operate a pharmacy in one or more of those states should be suspended or revoked, or if it is not renewed, our financial condition and results of operations may be materially adversely affected.


     We  face  significant  competition  from  veterinarians  and
traditional  and  online  retailers  and  may  not  be  able   to
profitably compete with them.
-----------------------------------------------------------------

     We compete directly and indirectly with veterinarians in the sale of pet medications and health and nutritional supplements. Veterinarians hold a competitive advantage over us because many pet owners may find it more convenient or preferable to purchase these products directly from their veterinarians at the time of an office visit. We also compete directly and indirectly with both online and traditional retailers of pet medications and health and nutritional supplements. Both online and traditional retailers may hold a competitive advantage over us because of longer operating histories, established brand names, greater resources and an established customer base. Online retailers may have a competitive advantage over us because of established affiliate relationships to drive traffic to their web site. Traditional retailers may hold a competitive advantage over us because pet owners may prefer to purchase these products from a store instead of online or through traditional catalog/telephone methods. In order to effectively compete in the future, we may be required to offer promotions and other incentives, which may result in lower operating margins or operating losses.

     We also face a significant competitive challenge from our competitors forming alliances with each other, such as those between online and brick and mortar retailers. These relationships may enable both their retail and online stores to negotiate better pricing and better terms from suppliers by aggregating the demand for products and negotiating volume discounts which could be a competitive disadvantage to us.


     The content of our web site could expose us to various kinds of liability, which, if prosecuted successfully, could negatively impact our business.
-----------------------------------------------------------------

     Because we post product information and other content on our web site, we face potential liability for negligence, copyright infringement, patent infringement, trademark infringement, defamation and other claims based on the nature and content of the materials we post. Various claims have been brought, and sometimes successfully prosecuted, against Internet content distributors. We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we maintain general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our financial condition and results of operations.


     We  may  not  be  able to protect our intellectual  property rights,  and we may be found to infringe on the propriety  rights of others.
-----------------------------------------------------------------

     We  rely  on  a  combination  of  trademark,  trade  secret, copyright laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our private label generic equivalents, when and if developed, as well as aspects of our sales formats, or to obtain and use information that we regard as proprietary, including the technology used to operate our web site, our content and our trademarks.

     Litigation or proceedings before the United States Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources, and could seriously harm our business and operating results.

     Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.


     If  we are unable to protect our Internet domain name or  to prevent others from using names that are confusingly similar, our business may be adversely impacted.
-----------------------------------------------------------------

     Our Internet domain names, www.1888PetMeds.com, www.petmedexpress.com, and www.petmeds.com are critical to our brand recognition and our overall success. If we are unable to protect these domain names, our competitors could capitalize on our brand recognition. We are aware of substantially similar domain names, including www.petmed.com, used by competitors. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries has changed, and may undergo further change in the near future. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may not be able to protect our own domain names, or prevent third parties from acquiring domain names that are confusingly similar to, infringe upon or otherwise decrease the value of our domain names.


     Since all of our operations are housed in a single location, we  are more susceptible to business interruption in the event of damage to or disruptions in our facility.
-----------------------------------------------------------------

     Our headquarters and distribution center are located in the same building in South Florida, and all of our shipments of products to our customers are made from this sole distribution center. We have no present plans to establish any additional distribution centers or offices. Because we consolidate our operations in one location, we are more susceptible to power and equipment failures, and business interruptions in the event of fires, floods and other natural disasters than if we had additional locations. Furthermore, because we are located in South Florida, which is a hurricane-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our headquarters and distribution center and surrounding transportation infrastructure caused by a hurricane. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, business interruptions resulting from damage to or destruction of our headquarters and distribution center; or interruptions or disruptions to major transportation infrastructure or other events that do not occur on our premises.

     A  portion  of  our  sales are seasonal  and  our  operating results are difficult to predict and may fluctuate.
-----------------------------------------------------------------

     Because our operating results are difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Portions of our sales are seasonal in nature, primarily as a result of the volume of sales of flea and tick control products during the summer season. This seasonality results in increased sales of these products during our first and second fiscal quarters. In addition to the seasonality of some of our sales, our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are out of our control.
Factors that may cause our operating results to fluctuate include:

     * Our inability to obtain new customers at a reasonable cost, retain existing customers, or encourage reorders;

     * Our inability to increase the number of visitors to our web site, or our inability to convert visitors to our web site into customers;

     * The mix of medications and other pet products sold by us;

     *    Our inability to manage inventory levels;

     *    Our  inability  to adequately  maintain,   upgrade  and
          develop our web site, the systems that we use to process customer's orders and payments, or our computer network;

     *    Increased competition within our market niche;

     *    Price competition;

     *    Increases in the cost of advertising;

     * The amount and timing of operating costs and capital expenditures relating to expansion of our product line or operations; and

     *    Disruption   of   our  toll-free    telephone   service
          technical  difficulties,   systems  outages or Internet
          slowdowns.

     Any change in one or more of these factors could materially adversely affect our results of operations in future periods.

     Our  shares of common stock currently have a limited trading market.
-----------------------------------------------------------------

     Our shares of common stock are currently quoted on the OTC Bulletin Board. Our shares of common stock currently have only a limited trading market. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

     Our stock price fluctuates from time to time and may fall below expectations of securities analysts and investors, and could subject us to litigation, which may result in you suffering the loss of your investment
-----------------------------------------------------------------

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include: quarterly variations in operating results; changes in accounting treatments or principles; announcements by us or our competitors of new products and services offerings, significant contracts, acquisitions or strategic relationships; additions or departures of key personnel; any future sales of our common stock or other securities; stock market price and volume fluctuations of publicly-traded companies; and general political, economic and market conditions.

     It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors, which could result in a decrease in the trading price of our common stock. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the targets of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

     The interests of our controlling stockholders could conflict with those of our other stockholders.
-----------------------------------------------------------------

     Our directors and executive officers, together with our other principal stockholders, own or control approximately 84% of our voting securities, after the offering. These stockholders are able to influence the outcome of stockholder votes, including votes concerning: the election of directors; amendments to our charter and by-laws; and the approval of significant corporate transactions like a merger or sale of our assets. This controlling influence could have the effect of delaying or preventing a change in control, even if many of our stockholders believe it is in their best interest.

     We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common stockholders. Our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.
-----------------------------------------------------------------

     Our charter permits our board of directors to issue up to 5,000,000 shares of preferred stock without shareholder approval. Currently there are 2,500 shares of our Convertible Preferred Stock issued and outstanding. This leaves 4,997,500 shares of preferred stock available for issuance at the discretion of our board of directors. These shares, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Florida law could make it more difficult for a third party to acquire us, even if many of our stockholders believe it is in their best interest.

                         CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2002. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                       March 31, 2002
                                                       --------------

Current maturities of long-term debt                   $       68,442
Long-term debt......................................          278,099
Shareholders' equity:
Common  stock,  $.001  par value, 40,000,000
  shares authorized, 16,360,010 shares issued
  and outstanding...................................           16,360
Preferred stock, $.001 par value, 5,000,000
  shares authorized, 2,500 shares issued or
  outstanding.......................................            8,898
Additional paid-in capital..........................        6,528,885
Accumulated deficit.................................       (4,971,443)
                                                       --------------
Total shareholders' equity..........................   $    1,582,700
                                                       ==============
Total capitalization................................   $    1,929,241
                                                       ==============

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our shares of common stock are traded on the OTCBB under the symbol "PETS". The closing price of our common stock on July 31, 2002 as reported on the OTCBB was $2.00. The following tables set forth the high and low closing sale prices for the common stock as reported by OTCBB:

Common Stock

     Period                                             High      Low
     ------                                           -------   -------
     April 1, 2000-June 30, 2000...................   $  3.25   $  1.00
     July 1, 2000-September 30, 2000...............   $  1.50   $   .38
     October 1, 2000-December 31, 2000.............   $   .44   $   .22
     January 1, 2001-March 31, 2001................   $  1.13   $   .09
     April 1, 2001-June 30, 2001...................   $  2.25   $   .81
     July 1, 2001-September 30, 2001...............   $  1.45   $   .56
     October 1, 2001-December 31, 2001.............   $  1.21   $   .65
     January 1, 2002-March 31, 2002................   $  1.30   $   .73
     April 1, 2002-June 30, 2002...................   $  1.80   $   .76



      As  of July 1, 2002 there were 50 holders of record of  our
common  stock.   We  estimate that there are  in  excess  of  300
shareholders of our common stock.

      Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

                         USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. If, and when, the warrants and non-plan options are exercised by the selling shareholders, the proceeds of $1,922,636 from the exercise shall be used by us for general corporate purposes.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                    AND RESULTS OF OPERATIONS

Overview

      We were incorporated in the state of Florida in January 1996. From inception until approximately August 1996, our operations consisted mostly of start-up activities that included the development of a business plan and the initial activities involved in obtaining the necessary licenses and permits to dispense prescription medications. We began selling pet medications and products in September 1996, and in the fall of 1997 we issued our first catalog. This catalog displayed approximately 1,200 items, including prescription and non-prescription pet medications, pet health and nutritional supplements and pet accessories. We have recently focused our product line to approximately 600 of the most popular pet items for dogs and cats. We also market our products on our web site, where we currently generate approximately 40% of all sales, and 47% of all new orders. Since October 1997, we have advertised our products on national cable and syndicated television and through the direct mailing of catalogs and postcards.

      Our sales consist of products sold to retail consumers and sales to other pet suppliers, or wholesale sales. Typically, our retail customers pay by credit card or check at the time the order is shipped. For our sales paid by credit cards we usually receive the cash settlement in one to three banking days, which minimizes our accounts receivable balances relative to our sales. Certain wholesale customers are extended credit terms, which usually require payment within 30 days of delivery. To date, the Company's sales returns average approximately 2% of sales.

      The following should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.


Forward-Looking Statements and Associated Risks

      Except for historical information contained herein, the matters discussed in this report are forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on our expectation and are subject to a number of risks and uncertainties, including but not limited to factors discussed elsewhere in this prospectus and in other documents filed by us with the Securities and Exchange Commission from time to time. Many of these factors are beyond our control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, occur.


Critical Accounting Policies

General

     Our discussion and analysis of our financial condition and the results of our operations are based upon our consolidated financial statements and the data used to prepare them. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we re-evaluate our judgements and estimates including those related to product returns, bad debts, inventories, long-lived assets, income taxes, litigation and contingencies. We base our estimates and judgements on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.


Revenue recognition

     We  generate  our  revenue  by  selling  our  pet medication products to retail consumers and other pet suppliers, or wholesale sales. Our policy is to recognize revenue from product sales upon shipment, when the rights and risk of ownership have passed to the consumer. Outbound shipping and handling fees are included in sales and are billed upon shipment. Shipping and handling expenses are included in cost of sales.

     The majority of our sales are paid by credit cards and we usually receive the cash settlement in one to three banking days. Credit card sales minimize our account receivable balances relative to our sales. We maintain an allowance for doubtful accounts for losses that we estimate will arise from our customers' inability to make required payments. We make our estimates of the uncollectibility of our accounts receivable by analyzing historical bad debts and current economic trends. At March 31, 2002 the allowance for doubtful accounts was $7,475.


Valuation of inventory

     Inventories consist of prescription and non-prescription pet medications that are available for sale and are priced at the lower of cost or market value using a weighted average cost method. We write down our inventory for estimated obsolescence.


Property and equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The furniture, fixtures, equipment and computer software are depreciated over periods ranging from three to ten years. Leasehold improvements and assets under capital lease agreements are amortized over the shorter of the underlying lease agreement or the useful life of the asset.


Long-lived assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset.


Advertising

     The Company's advertising expense consists primarily of television advertising and catalog and postcard production costs. Television costs are expensed as the ads are televised and catalog and postcard costs are expensed when the related catalog and postcards are produced, distributed or superseded.


Accounting for income taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which generally requires recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting carrying values and the tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse.

2002 Compared to 2001

Results of Operations

      The  following table sets forth,  as a percentage of sales,
certain   items   appearing  in  the  Company's   statements   of
operations:

                                                     Fiscal Year
                                           --------------------------------
                                           March 31, 2002    March 31, 2001
                                           --------------    --------------

     Net sales                                      100.0 %           100.0 %
     Cost of sales                                   59.0              63.6
                                           --------------    --------------
     Gross profit                                    41.0              36.4
                                           --------------    --------------

     Operating expenses:
       General and administrative                    19.0              45.0
       Advertising                                   17.9              14.0
       Severence charges                              0.6                -
       Depreciation and amortization                  1.2               3.7
                                           --------------    --------------
     Total operating expenses                        38.7              62.7
                                           --------------    --------------

     Income (loss) from operations                    2.3             (26.3)
                                           --------------    --------------

     Other income (expense):
       Adjustment of estimate for legal
         settlement                                   1.1               -
       Loss on disposal of property and
         equipment                                   (1.0)              -
       Interest expense                              (0.1)             (2.3)
       Interest income                                0.1               0.5
       Other, net                                     0.2              (0.1)
                                           --------------    --------------
     Total other income (expense):                    0.3              (1.9)
                                           --------------    --------------

     Income (loss) before provision for
       income taxes                                   2.6             (28.2)

     Provision for income taxes                        -                 -
                                           --------------    --------------
     Net income (loss)                                2.6             (28.2)
                                           ==============    ==============

Sales

    Sales increased by approximately $22,020,000, or 220.1%, to approximately $32,026,000 for the fiscal year ended March 31, 2002, from approximately $10,006,000 for the fiscal year ended March 31, 2001. The increase in sales was primarily attributable to the positive effects of increased advertising. Advertising as a percentage of sales increased to 17.9% in fiscal 2002 from 14.0% in fiscal 2001. The Company has committed certain amounts specifically designated towards television advertising to stimulate sales and create brand awareness. Historically, sales have a tendency to increase in the first and second fiscal quarters due to the seasonality of certain pet medications. The Company cannot accurately predict future sales, however, based on current circumstances the Company does expect increases to the first and second quarter sales of fiscal 2003.


Cost of sales

    Cost of sales increased by approximately $12,527,000, or 196.7%, to approximately $18,895,000 for the fiscal year ended March 31, 2002, from approximately $6,368,000 for the fiscal year ended March 31, 2001. The increase in cost of sales is directly related to the increase in retail sales in fiscal 2002 as compared to 2001. However, as a percent of sales, the cost of sales was 59.0% in fiscal 2002, as compared to 63.6% in 2001. This percentage reduction can be attributed to the Company's continued efforts to purchase medications in larger quantities, by bulk, to take advantage of any and all purchasing discounts and promotions available.


Gross profit

   Gross profit increased by approximately $9,493,000, or 260.9%, to approximately $13,132,000 for the fiscal year ended March 31, 2002 from approximately $3,639,000 for the fiscal year ended March 31, 2001. Gross profit as a percentage of sales for fiscal 2002 and 2001 was 41.0% and 36.4%, respectively, reflecting the positive impact of purchasing medications in larger quantities.


General and administrative expenses

    General and administrative expense increased by approximately $1,588,000, or 35.2%, to approximately $6,095,000 for the fiscal year ended March 31, 2002 from approximately $4,507,000 for the fiscal year ended March 31, 2001. General and administrative expense as a percentage of sales was 19.0% and 45.0% for the fiscal years ended March 31, 2002 and 2001, respectively. The increase in general and administrative expense for the year ended March 31, 2002 is primarily due to the following: a $1,159,000 increase to payroll expenses can be attributed to the addition of new employees in the customer service and pharmacy departments, which enabled the company to sustain its continued growth, a $599,000 increase to bank service and credit card fees is directly related to the increase in fiscal 2002 sales, the $268,000 increase in property and office expenses, which includes utilities and rental expenses, can be attributed to leasing our facilities for the majority of fiscal 2002, while owning the same facility in fiscal 2001, a $37,000 increase in telephone and other expenses, offset with a $424,000 decrease to professional fees and a $51,000 reduction in travel and entertainment expenses.


Advertising expenses

   Advertising expenses increased by approximately $4,320,000, or approximately 309.1%, to approximately $5,717,000 for the fiscal year ended March 31, 2002 from approximately $1,397,000 for the fiscal year ended March 31, 2001. The significant increase in advertising expense for the fiscal year ended March 31, 2002 was due to the Company's plan to commit certain amounts specifically designated towards television advertising to stimulate sales and create brand awareness. The Company expects this trend in advertising to continue into the first and second quarters of 2003.


Severance charges

      Severance charges for the fiscal year ended March 31,  2002 of $195,000 relate to severance due to two former executive officers, the CFO and COO, of the Company. No comparable charges were made in fiscal 2001.

Depreciation and amortization expenses

       Depreciation and amortization expenses increased by approximately $3,000, or .8%, to approximately $377,000 for the fiscal year ended March 31, 2002 from approximately $374,000 for the fiscal year ended March 31, 2001. The slight increase to depreciation and amortization expense for fiscal 2002 can be attributed to a significant increase in property additions, offset with the depreciation expense reduction related to the sale of our facilities in fiscal 2002.


Adjustment of estimate for legal settlement

     In fiscal 2002, the Company recognized income of $345,000 on a reversal of a legal assessment estimate, which was originally booked in fiscal year ended March 31, 2001. On September 28, 2001, the Company and the EPA entered into a Consent Agreement and Final Order ("CAFO"). The settlement agreement requires the Company to pay a civil penalty of $100,000 plus interest, a reduction from the original $445,000 fine. For the purpose of this CAFO, the Company admitted to the jurisdictional allegations set forth, and neither admitted nor denied the alleged violations.


Loss on disposal of property and equipment

      During fiscal 2002, the Company recorded a loss on disposal of land and building of $314,000. An $185,000 loss was the result of the sale of the corporate office building, which includes the principal executive offices and warehouse, to an unrelated third party. The Company received gross proceeds of $2,150,000, of which approximately $1,561,000 was used to pay off the mortgage. The remaining $129,000 loss relates to the impairment of outdated computer equipment, which was no longer utilized by the company.


Other income and expenses

       Other income and expenses decreased by approximately $234,000, or 124.5%, to approximately $47,000 of other income for the fiscal year ended March 31, 2002 from approximately $188,000 of other expense for the fiscal year ended March 31, 2001. The $234,000 decrease can be attributed to a reduction in interest expense relating to the mortgage payoff of the Company's principal executive offices.


Provision for income taxes

      The Company had incurred significant net losses since its inception in 1996. These losses have resulted in net operating loss carryforwards and deferred tax assets, which have been used by the Company to offset tax liabilities, which may have been incurred in prior periods. The Company recorded a valuation allowance against the deferred income tax assets, since future utilization of these assets is subject to the Company's ability to generate taxable income. There was no income tax accrual for the fiscal years ended March 31, 2002 and 2001 due to the utilization of prior net operating losses to offset taxable income for the period.


Net income (loss)

      Net income (loss) increased by approximately $3,652,000, or 129.2%, to $825,000 net income for the fiscal year ended March 31, 2002 from $2,827,000 net loss for the fiscal year ended March 31, 2001. The increase was attributable to the aforementioned.

2001 Compared with 2000

Results of Operations


      The  following table sets forth, as a percentage of  sales,
certain   items   appearing  in  the  Company's   statements   of
operations:


                                                     Fiscal Year
                                           --------------------------------
                                           March 31, 2000    March 31, 2001
                                           --------------    --------------


      Net sales                                     100.0 %           100.0 %
      Cost of sales                                  57.9              63.6
                                           --------------    --------------
      Gross profit                                   42.1              36.4
                                           --------------    --------------

 Operating expenses:
      General and administrative                     40.4              45.0
      Advertising                                     9.8              14.0
      Depreciation and amortization                   2.7               3.7
                                           --------------    --------------
 Total operating expenses                            52.9              62.7
                                           --------------    --------------

 Loss from operations                               (10.8)            (26.3)
                                           --------------    --------------

 Other income (expense):
      Interest expense                               (1.5)             (2.3)
      Interest income                                 0.2               0.5
      Other, net                                     (0.1)             (0.1)
                                           --------------    --------------
 Total other expense:                                (1.4)             (1.9)
                                           --------------    --------------

 Loss before provision for income taxes             (12.2)            (28.2)

 Provision for income taxes                            -                 -
                                           --------------    --------------
 Net loss                                           (12.2)            (28.2)
                                           ==============    ==============


Sales

     Sales decreased by approximately $4,671,000, or 31.8%, to approximately $10,006,000 for the fiscal year ended March 31, 2001, from approximately $14,677,000 for the fiscal year ended March 31, 2000. The decrease in sales was primarily attributable to a decrease in customer verification rates, customer retention and wholesale sales in the year ended March 31, 2001. The reduction in wholesale sales was due to a management decision to focus more on the retail market. During March of 2001, the Company discontinued sales of all accessories and PetMed Express memberships, which the Company believes will have a minimum impact on future sales.

Cost of sales

     The cost of sales in fiscal year ended March 31, 2001 was $6,368,000 as compared to $8,496,000 in fiscal year ended March 31, 2000. The decrease of $2,129,000, or 25.1%, is primarily due to decreased sales in 2001 as compared to 2000. As a percent of sales, the cost of sales was 63.6% in 2001, as compared to 57.9% in 2000. The increase in 2001 is due primarily to increased supplier prices of prescription and non-prescription medications. The Company is concentrating more on purchasing medications in larger quantities, by bulk, to take advantages of any and all discounts available.

Gross profit

     Gross profit decreased by approximately $2,542,000, or 41.1%, to approximately $3,639,000 for the fiscal year ended March 31, 2001 from approximately $6,181,000 for the fiscal year ended March 31, 2000. Gross profit as a percentage of sales for the fiscal years ended March 31, 2000 and 2001 was 42.1% and 36.4%, respectively, reflecting the negative impact of not being able to source certain products outside the United States.

General and administrative expenses

     General and administrative expense decreased approximately $1,420,000, or 24.0%, to approximately $4,507,000 for the fiscal year ended March 31, 2001 from approximately $5,927,000 for the fiscal year ended March 31, 2000. General and administrative expense as a percentage of sales was 40.4% and 45.0% for the fiscal years ended March 31, 2000 and 2001, respectively. The change in general and administrative expense is primarily attributable to the fees associated with meeting the
requirements   of  the   OTCBB,  and  the  fees  associated  with
investment banking and litigation settlements. In the year ended March 31, 2000, the Company incurred approximately $378,000 for the preparation and filing of a Form 10-KSB. Approximately $259,000 of investment banking related fees was incurred as the Company explored various opportunities to raise capital and $354,000 related to litigation settlements. In addition to the fees mentioned above, salaries and related
expense   for  sales,  marketing  and  administrative  employees
decreased by $117,000, or 6%, to $1,842,000 for the fiscal year ended March 31, 2001, from $1,959,000 for the fiscal year ended March 31, 2000 as a result of reducing personnel.

Advertising expenses

      Advertising expenses decreased by approximately $47,000, or approximately 3.2%, to approximately $1,397,000 for the fiscal year ended March 31, 2001 from approximately $1,444,000 for the fiscal year ended March 31, 2000. The decrease in advertising expense was due to primarily a reduction in catalog production and distribution expenses.


Depreciation and amortization expenses

       Depreciation and amortization expenses decreased by approximately $22,000, or 5.5%, to approximately $374,000 for the fiscal year ended March 31, 2001 from approximately $395,000 for the fiscal year ended March 31, 2000. In the year ended March 31, 2000, the Company expensed approximately $78,000 of software cost, which the Company determined to be impaired. Due to the sale of the Company's corporate office building on May 31, 2001, the Company expects a significant reduction to depreciation expense in fiscal 2002.


Other income and expenses

     Other income and expenses decreased by approximately $21,000, or 10.1%, to approximately $188,000 for the fiscal year ended March 31, 2001 from approximately $209,000 for the fiscal year ended March 31, 2000. The $21,000 decrease can be attributed to an increase in interest income relating to the Company's overnight sweep bank account.


Provision for income taxes

      The Company had incurred significant net losses since its inception in 1996. These losses have resulted in net operating loss carryforwards and deferred tax assets, which have been used by the Company to offset tax liabilities, which may have been incurred in prior periods. The Company recorded a valuation allowance against the deferred income tax assets, since future utilization of these assets is subject to the Company's ability to generate taxable income. There was no income tax accrual for the fiscal years ended March 31, 2000 and 2001 due to the utilization of prior net operating losses to offset taxable income for the period.

Net loss

     Net loss increased by approximately $1,032,000, or 57.5%, to
$2,827,000  for  the  fiscal  year  ended  March  31,  2001  from
$1,794,000  for  the  fiscal  year ended  March  31,  2000.   The
increase was attributable to the aforementioned.

Liquidity and Capital Resources

      The  Company's  working  capital  at  March  31,  2002  was
$691,000, as compared to the $2,473,000 deficiency at March 31, 2001, an increase of approximately $3,164,000 from the deficiency at March 31, 2001. The increase in working capital was primarily attributable to net cash provided by operating activities of $476,000 for the year ended March 31, 2002 as compared to net cash used in operating activities of $1,035,000 for the year ended March 31, 2001. Net cash provided by investing activities increased to $1,461,000 for the year ended March 31, 2002 as compared to $58,000 for the year ended March 31, 2001, primarily as a result of the proceeds received from the sale of the corporate office building and land in the first quarter of fiscal 2002. Net cash used in financing activities increased to $1,609,000 for the year ended March 31, 2002 as compared to net cash provided by financing activities of $1,074,000 for the year ended March 31, 2001. This increase relates directly to the satisfaction of the mortgage on the corporate office building. No common stock was issued or sold during fiscal 2002.

     Since inception, the Company has primarily funded its growth through the private placement of securities. In April 1998, the Company raised an additional $888,000 of net proceeds from the private placement of 250,000 shares of Convertible Preferred Stock. In February 1999, the Company raised approximately $819,000 of net proceeds from the sale of 330,333 shares of common stock. In November 2000 the Company raised $2,000,000 from the private placement of 10,000,000 shares of equity
securities.   The   Company   had  financed   certain   equipment
acquisitions with capital leases. As of March 31, 2002 the Company had no outstanding lease commitments.

      In March 1999, the Company purchased a 50,000 square foot building, which served as our headquarters and distribution center. At March 31, 2001, the Company had a $1,567,000 mortgage on the building and a $1,000,000 line of credit from SouthTrust Bank. At fiscal year ended March 31, 2001, borrowings under the line of credit have been limited to $150,000. The line is secured by substantially all of our assets, and interest is at the bank's base lending rate plus 1%, which equaled 9% at March 31, 2001. As of March 31, 2001, the Company had $141,000
outstanding under the line of credit. On February 24, 2000, the Company agreed to maintain $300,000 with SouthTrust Bank, as additional collateral on the mortgage, in exchange for waivers and amendments to two financial covenants. The requirement to maintain the funds expired on December 24, 2000. On December 17, 2000, the Company received a six-month credit line extension, effective through June 17, 2001. This extension limited the credit line to $150,000. On June 29, 2001, the Company received a three-month forbearance from the line of credit. The Company thereafter received a six-month renewal from the line of credit with SouthTrust Bank, effective through February 17, 2002. On March 12, 2002, the Company renewed the $150,000 line of credit with SouthTrust Bank, effective through May 13, 2003, with an interest rate at the lending institution's base rate plus 1% (5.75% at March 31, 2002). The Company is currently negotiating with SouthTrust Bank for the possible increase to the line of credit. At March 31, 2002, $141,214 was outstanding under the line of credit agreement. The line of credit contains various financial and operating covenants. No assurances can be made; however, the Company reasonably believes an agreement will be reached with SouthTrust Bank to increase the line of credit terms satisfactorily.

      On May 31, 2001, the Company sold their 50,000 square foot office building, which houses the Company's principal executive offices and warehouse, to an unrelated third party. The Company received gross proceeds of $2,150,000, of which approximately $1,561,000 was used to pay off the mortgage, and the Company recognized a loss on the sale of approximately $185,000. The
Company then entered into a five-year term lease agreement for 20,000 of the 50,000 square foot Pompano Beach office building. Then on February 22, 2002, the Company entered into a lease addendum which added approximately 12,000 square feet, effective June 1, 2002, to accommodate the Company's warehouse expansion. According to the lease addendum, all additional costs, approximately $150,000, associated with tenant improvements related to the warehouse expansion, will be paid by the lessee. The payments will be amortized over a period of 24 months at a 9% interest rate. These additional tenant improvements costs will be included with the scheduled monthly lease payments.

      On March 12, 2002, the Company entered into a $205,000, three year term loan agreement with SouthTrust Bank, with interest accruing at the lending institution's base rate plus 1% (5.75% at March 31, 2002). The loan proceeds were used to purchase a $250,000 computer server. The aggregate loan maturities are $68,000 per year for the next three years.

      Presently, the Company has approximately $250,000 planned for capital expenditure commitments for the warehouse expansion and fulfillment automation, during fiscal 2003, which will be funded through cash from operations. Other than working capital and credit line, the Company presently has no other alternative source of working capital. For the year ended March 31, 2001, the Company had incurred significant operating losses and cash flow deficiencies. However, for the year ended March 31, 2002 the Company had net income of $825,000, and has sustained profitability for three consecutive quarters. Additionally, the Company has committed certain amounts specifically designated towards advertising to stimulate sales. The Company may seek to raise additional capital through the sale of equity securities. No assurances can be given that the Company will be successful in obtaining additional capital, or that such capital will be available in terms acceptable to the Company. At this time, the Company has no commitments or plans to obtain additional capital. Further, there can be no assurances that even if such additional capital is obtained that the Company will sustain profitability or positive cash flow.


Recent Accounting Pronouncements

      The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, will have a material effect on the Company's consolidated financial position, results of operations or cash flows.


Changes  In and Disagreements with Accountants on Accounting  and
Financial Disclosure

     On April 7, 1999, PetMed engaged Ernst & Young LLP as its independent auditor. Ernst & Young LLP remained PetMed's independent auditor until January 2001. On January 16, 2001, Ernst & Young LLP resigned as PetMed's principal accountants.

     In connection with the audits of PetMed's financial statements for the fiscal year ended March 31, 2000 and the nine months ended December 31, 1999, and in the interim period through the date of there resignation, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report on PetMed's financial statements.

     Ernst & Young LLP previously advised PetMed in connection with the audits of PetMed's financial statements for the periods referred to above that it had material weaknesses in internal controls (as defined in Item 304 (a)(1)(iv)(B)(1) of Regulation S-B) related to the lack of formal accounting policies and procedures, lack of adequate staffing in the financial reporting function, lack of timely account reconciliations, unsupported journal entries, and lack of proper inventory and accounts payable cut-off procedures.

     Ernst & Young LLP's report on PetMed's financial statements for the year ended March 31, 2000 was qualified as to PetMed's ability to continue as a going concern. Other than such qualification, the reports of Ernst & Young LLP on PetMed's financial statements for the fiscal years ended March 31, 1999 and March 31, 2000 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

       On  January  22,  2001,  PetMed  appointed  Lopez  Levi  &
Associates, LLC, as its independent auditor and Lopez Levi & Associates, LLC accepted such appointment. PetMed had not consulted with Lopez Levi & Associates, LLC on the application of accounting principles to any completed or proposed transaction or on the type of audit opinion that might be given. On April 24, 2001, the Company terminated the engagement of Lopez Levi & Associates, LLC as the Company's independent auditor. There were no disagreements with Lopez Levi & Associates, LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Lopez Levi & Associates, LLC, would have caused Lopez Levi & Associates, LLC to make reference to the matter in their report on PetMed's financial statements.

      On April 24, 2001, PetMed appointed Goldstein Golub Kessler LLP as its independent auditor and Goldstein Golub Kessler LLP accepted such appointment. PetMed had not consulted with Goldstein Golub Kessler LLP prior to their engagement as our independent auditors, on the application of accounting principles to any completed or proposed transaction or on the type of audit opinion that might be given.

      The decisions to change audit firms were approved by our Board of Directors.

                            BUSINESS

General

      PetMed Express, Inc. and subsidiaries, d/b/a 1-888-PetMeds, is the leading nationwide pet pharmacy. We deliver prescription and non-prescription pet medications along with health and nutritional supplements at a savings direct to the consumer, through the PetMed Express catalog and postcards, customer service representatives and on the Internet through our web site at www.1888PetMeds.com. Our nationwide pet pharmacy provides an attractive alternative for obtaining pet medications in terms of convenience, costs savings, superior customer service, enhanced shopping flexibility, ease of ordering and reordering, and rapid home delivery. Our fiscal year end is March 31, and our executive offices are located at 1441 S.W. 29th Avenue, Pompano Beach, Florida 33069, telephone number is 954-979-5995. The information contained on our website is not part of this prospectus.


Our Products

      We offer a broad selection of products for dogs and cats. These products include a majority of the well-known brands of medication, such as Frontline[R], Sentinel[R], Heartgard[R], Revolution[R], Interceptor[R] and Advantage[R]. Generally, our prices are discounted from the prices for medications charged by veterinarians.

      We research new products, and regularly select new products or the latest generation of existing products to become part of our product selection. In addition, we also refine our current products to respond to changing consumer-purchasing habits. Our web site is designed to give us the flexibility to change featured products or promotions. Our product line provides customers with a wide variety of selections across the most popular categories for dogs and cats. Our current products include:

  Prescription   Medications:   Heartworm  tablets,  antibiotics,
  anti-inflammatory  medications  and  medications  for   chronic
  diseases, such as arthritis and thyroid conditions, as well as several generic substitutes;

  Non-Prescription Medications: A majority of the well-known flea and tick control products; and

  Health   and  Nutritional  Supplements:   Daily  vitamins   for
  nutritional balance.

Sales

      The following table provides a breakdown of the percentage of our total sales, by each category during the indicated periods:


                                                Fiscal Year
                                       March 31, 2002     March 31, 2001
                                       --------------     --------------
     Prescription medications               34%                 23%
     Non-prescription medications           58%                 56%
     Accessories                             0%                  3%
     Shipping charges, memberships
       and other                             8%                 18%
                                        ------              ------
     Total                                 100%                100%
                                        ======              ======


     During March 2001, the Company discontinued the sales of all accessories. Additionally, the Company discontinued the PetMed Express, Inc. membership plan. It was determined by management to concentrate sales efforts on the prescription and non-prescription pet medications and the health and nutritional pet supplements.

      We offer our products through three main sales channels, including the PetMed Express catalog and postcards, customer service representatives and the Internet, through our web site. We have designed both our catalog and web site to provide a convenient, cost-effective and informative shopping experience that encourages consumers to purchase products important for a pet's health and quality of life. We believe that these multiple channels allow us to increase the visibility of our brand name and provide customers with increased shopping flexibility and service.

The PetMed Express Catalog

     The PetMed Express catalog is a full-color catalog that features approximately 300 products. The catalog is produced by a combination of in-house writers, production artists and independent contractors. We mail catalogs and postcards in response to requests generated from our advertising and direct mail campaigns.

Call Center

     We currently employ 69 customer service representatives in our call center. Our customer service representatives receive and process inbound customer orders, and facilitate our outbound campaigns around maximizing customers' reorders on a consistent basis. Our telephone system is equipped with certain features including pop-up screens and call blending capabilities that gives us the ability to efficiently utilize our customer service representatives' time, providing quality customer service and support. Our customer service representatives receive a base salary and are rewarded with commissions for achieving targeted sales.

Our Web Site

     We seek to combine our product selection and pet health information with the shopping ease of the Internet to deliver a convenient and personalized shopping experience. We believe that our web site offers health and nutritional product selections for dogs and cats, supported by relevant editorial and easily obtainable or retrievable resource information. From our home page, customers can search our web site for products and access resources on a variety of information on cats and dogs. Customers can shop at our web site by category, product line or individual product.

Our Customers

     Approximately 327,000 active customers have purchased from us within the last year. During fiscal 2002, we attracted approximately 275,000 new customers, while currently growing at a rate of approximately 40,000 new customers per month. Our customers are located throughout the United States, with the largest concentration of customers residing in Florida, California, Texas, New York, North Carolina and Georgia. The current average retail purchase is approximately $70.

     While our primary focus has been on retail customers, we have also sold various non-prescription medications wholesale to a variety of businesses, including pet stores, groomers and traditional brick and mortar stores in the United States. For the fiscal year ended March 31, 2002, approximately 91% of our sales were made to retail customers and approximately 9% of our sales were made to wholesale customers. Our focus remains on the retail customers, and we anticipate that the percentage of our total sales attributable to wholesale sales will continue to decrease in the future.

Marketing

     The goal of our marketing strategy is to build brand recognition, increase customer traffic, add new customers, build strong customer loyalty, maximize reorders and develop incremental revenue opportunities. We have an integrated marketing campaign that includes television advertising, direct mailing and e-mailing and online marketing.

Television Advertising

     Our television advertising is designed to build brand equity, create awareness, and generate initial purchases of products via phone, mail, fax and the Internet. We have used 30 second television commercials to attract new customer orders, with this tagline "your pets same exact medications delivered to your home, saving you time and money". Our television commercials typically focus on our ability to rapidly deliver to customers the same medications offered by veterinarians, but at reduced prices. We generally purchase advertising on national cable channels to target our key demographic groups. We believe that television advertising is particularly effective and instrumental to building brand awareness.

Direct Mailing and E-mailing

     We use direct mailing and e-mailing, for our customers with e-mail accounts, to advertise our products to selected groups of customers. We utilize potential customers from the responses to our television advertising and our customer database to encourage and remind our customers to reorder.

Online Marketing

     We supplement our traditional advertising with online advertising and marketing efforts. We are also members of the LinkShare and Overture Networks, affiliate programs with merchant clients and affiliate web sites. These networks are designed to develop and build a long-term, branded affiliate program in order to increase online sales and establish an Internet presence. The LinkShare and Overture Networks enable us to establish link arrangements with other web sites, as well as portals and search engines.

Operations

Purchasing

     We purchase our products from a variety of sources, including certain manufacturers, domestic distributors, and wholesalers. We have multiple suppliers for each of our products. We source prescription and non-prescription medications from a variety of national distributors in order to obtain the lowest cost. We purchase the majority of our health and nutritional supplements directly from manufacturers. See Risk Factors. Having strong relationships with product manufacturers will ensure the availability of adequate volume of products ordered by our customers, and enable us to provide more and better product information. Historically, substantially all the major manufacturers of prescription and non-prescription medications have declined to sell these products to direct marketing companies, including us. As part of our growth strategy, we will seek to develop direct relationships with leading pharmaceutical manufacturers of the more popular prescription and non-prescription medications.

Order Processing

     The Company provides its customers with toll-free telephone access to its customer service representatives. Our call center generally operates from 8:00 AM to 11:00 PM Monday through Thursday, 8:00 AM to 9:00 PM on Friday, 9:00 AM to 6:00 PM on Saturday, and 10:00 AM to 5:00 PM on Sunday, Eastern Standard Time. The process of customers purchasing products through PetMed Express consists of a few simple steps. A customer first places a call to the PetMed Express toll free phone number or visits our web site. The following information is needed to process prescription orders: general pet information, prescription, and the veterinarian's name and phone number. This information is entered into our computer system. Then our pharmacists and pharmacy technicians verify all prescriptions. The order process system checks for prescription verification for medication orders and a valid payment method for all orders. An invoice is generated and printed in our fulfillment center, where items are picked for shipping. The customer's order is then selected from the Company's inventory and shipped via priority mail or United Parcel Service. Our customers enjoy the convenience of rapid home delivery, with approximately 60% of all orders are shipped within 24 hours via priority mail or United
Parcel Service. Our web site allows customers to easily browse and purchase substantially all of our products and services on line. Our site is designed to be fast, secure and easy to use with order and shipping confirmations, with on-line order tracking capabilities.

Warehousing and Shipping

     We inventory our products and fill all customer orders from our 32,000 square foot facility in Pompano Beach, Florida. We have an in-house fulfillment and distribution operation, which is used to manage the entire supply chain, beginning with the placement of the order, continuing through order processing, and then fulfillment and shipment of the product to the customer. We offer a variety of shipping options, including next day delivery. We ship to anywhere in the United States served by the United Parcel Service or the United States Postal Service. Priority orders are expedited in our fulfillment process. Our goal is to ship the products the same day that the order is received. For prescription medications, our goal is to ship the product immediately after the prescription has been authorized. A shipping and handling fee is added to each customer's order.

Customer Service and Support

     We believe that a high level of customer service and support is critical in retaining and expanding our customer base. Customer service representatives participate in ongoing training programs under the supervision of our training manager. These training sessions include a variety of topics such as product knowledge, computer usage, customer service tips and the relationship between PetMed Express and veterinarians. Our customer service representatives respond to customer's e-mails and calls that are related to order status, prices and shipping. Our customer service representatives also respond to customers through our newly implemented live web chat. If our customer service representatives are unable to respond to a customer's inquiry at the time of the call, we strive to provide an answer within 24 hours. We believe our customer service representatives are a valuable source of feedback regarding customer satisfaction. Our customer returns currently average approximately 2% of total sales.

Technology

     PetMed Express utilizes the latest integrated technologies in call center, e-commerce, order entry, and inventory control/fulfillment operations. The systems are custom configured by the Company to optimize our computer telephone integration and mail order processing. The system is designed to maintain a large database of specialized information and process a large volume of orders efficiently and effectively. Our systems provide our agents with real time product availability information and updated customer information to enhance our customer service. We also have an integrated direct connection for processing credit cards to ensure that a valid credit card number and authorization have been received at the same time our agents are on the phone with the customers. Our information systems provide our agents records of all prior contact with a customer, including the customer's address, phone number, e-mail address, fax number, prescription information, order history, payment history and notes.

Competition

     The pet medications and health and nutritional supplements market is competitive and highly fragmented. Our competitors can be divided into several groups including: other mail-order suppliers of pet medications and health and nutritional
supplements,  veterinarians,  and  web  or  online  stores   that
specialize in pet medications and health and nutritional supplements. The Company believes that the following are principal competitive factors in our market:

     *    Product  selection  and  availability,  including   the
          availability   of  prescription  and   non-prescription
          medications;

     *    Brand recognition;

     *    Reliability and speed of delivery;

     *    Personalized service and convenience;

     *    Price; and

     *    Quality of web site content.



     We compete with veterinarians in the sale of prescription and non-prescription pet medications and health and nutritional supplements. Many pet owners may prefer the convenience of purchasing the pet medications or health and nutritional supplements at the time of the veterinarian visit, or may be hesitant to offend their veterinarian, by not purchasing these products from the veterinarian. In order to effectively compete with veterinarians, we must continue to educate pet owners about the service, convenience and savings offered by PetMed Express.

     We also compete with brick and mortar and online retailers of health and nutritional supplements. Many of these competitors have longer operating histories, larger customer or user bases, a more established online presence, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can.

     The pet medication market size is estimated to be approximately $3 billion, consisting of veterinarians with 98% of the market share, 1-888-PetMeds with 1%, and pet stores and groomers, and other mail order companies make up the other 1%. The cat and dog population is approximately 141 million, with approximately 62% of all households owning a pet.

     The Company believes that the following are the main competitive strengths which differentiate 1-888-PetMeds's from the competition:

     *    Experienced management team;

     *    Consumer benefit structure of savings and convenience;

     *    Licensed pharmacy to conduct business in 49 states;

     *    Operating / technology infrastructure in place;

     *    Multiple sources of supply for pet medications; and

     *    Quality customer service support.

Intellectual Property

     We conduct our business under the trade name "1-888-PetMeds". We believe this name, which is also a toll-free phone number, has added significant value and is an important factor in the marketing of our products. We have also obtained the right to the Internet addresses www.1888PetMeds.com, www.petmeds.com, along with www.petmedexpress.com. As with phone numbers, we do not have and cannot acquire any property rights in an Internet address. We do not expect to lose the ability to use the Internet addresses; however, there can be no assurance in this regard and the loss of these addresses may have a material adverse effect on our financial position and results of operations. We hold the trade name "PetMed Express[R]", which is a registered trademark.

Government Regulation

     Dispensing prescription medicines is governed at the state level by the board of pharmacy, or similar regulatory agencies, of each state where prescription medications are dispensed. We are subject to regulation by the State of Florida and, in particular, are licensed by the Florida Board of Pharmacy. Our license is valid until February 28, 2003. We are also licensed and/or regulated by 48 other state pharmacy boards and other regulatory authorities including, but not necessarily limited to, the Federal Drug Administration ("FDA") and the United States Environmental Protection Agency ("EPA"). As a licensed pharmacy in the State of Florida, we are subject to the Florida Pharmacy Act and regulations promulgated hereunder. To the extent that we are unable to maintain our license with the Florida Board of Pharmacy as a community pharmacy, or if we do not maintain the licenses granted by other state boards, or if we become subject to actions by the FDA, or other enforcement regulators, our distribution of prescription medications to pet owners could be severely reduced, which could have a material adverse effect on our operations.


Employees

      At July 1, 2002, the Company had 120 full time employees, including: 69 in marketing and customer service; 12 in fulfillment and distribution; 29 in our pharmacy; 2 in information technologies; 3 in administrative positions; and 5 in management. None of the Company's employees are represented by a labor union, nor governed by any collective bargaining agreements. The Company considers relations with its employees as satisfactory.

Description of Property

     As of March 31, 2001, our facilities, including our principal executive offices, a 50,000 square foot building, were located at 1441 SW 29th Ave. Pompano Beach, FL 33062. The Company purchased this building in February 1999, and financed it with a seven year, 7.75% mortgage with a commercial bank in the original principal amount of $1,680,000. On May 31, 2001, we sold our facilities (50,000 square foot corporate office building), which includes the principal executive offices and warehouse, to an unrelated third party. We received gross proceeds of $2,150,000, of which $1,561,000 was used to pay off the mortgage. The Company recognized a loss on the sale of $185,000 in the first quarter of fiscal year end March 31, 2002. The Company then entered into a five-year term leaseback agreement for 20,000 of the 50,000 square foot Pompano Beach office building.

     On February 22, 2002, the Company entered into a lease addendum which added approximately 12,000 square feet, effective June 1, 2002, to accommodate the Company's warehouse expansion. According to the lease addendum, all additional costs, approximately $150,000, associated with tenant improvements related to the warehouse expansion, will be paid by the lessee. The payments will be amortized over a period of 24 months at a 9% interest rate. These additional tenant improvements costs will be included with the scheduled monthly lease payments.

Legal Proceedings

     Various complaints have been filed with the Florida Board of Pharmacy. These complaints, the majority of which were filed by veterinarians who are in competition with the Company for the sale of pet prescription-required products, allege violations of the Pharmacy Practice Act and regulations promulgated thereunder. The vast majority of the complaints allege that the Company, through its pharmacists, improperly dispensed prescription-required veterinary medication based on prescriptions verified through the Company's alternate veterinarian program. The alternate veterinarian program uses a veterinarian outside the state of Florida to verify prescriptions for certain pets outside the state of Florida. While the program is not used for pets residing in the state of Florida, the complaints have, for the most part, been filed with the Florida Board of Pharmacy. Other complaints allege the dispensing of medication without a valid prescription, the sale of non-conforming products and that the Company's pharmacy is operating at the same location as another pharmacy, with which it has a contractual relationship. The Company contested all allegations and continued discussions in an attempt to reach a resolution of these matters.

     In February 2002, the Company voluntarily ceased the use of its alternate veterinarian program, and in March 2002 a business decision was made to enter into a settlement agreement with the Florida Board of Pharmacy, rather than to proceed with costly and lengthy litigation. In April 2002, The Florida Board of Pharmacy approved the settlement stipulation. The Florida Board of Pharmacy did not reach any finding of fact or conclusion of law that the Company committed any wrongdoing or violated any rules or laws governing the practice of pharmacy. According to the settlement agreement, the Company's pharmacy license was placed on probation for a period of three years and the Company, the Company's pharmacists and contracted pharmacy and pharmacist, were required to pay approximately $120,000 in fines and investigative costs. The Company remains licensed with the State of Florida and continues to operate its principal business in Florida.

     Additional complaints have been filed with other states' Pharmacy Boards. These complaints, the majority of which were filed by veterinarians who are in competition with the Company for the sale of pet prescription-required products, allege violations of the Pharmacy Practice Act and regulations promulgated thereunder. The vast majority of the complaints allege that the Company, through its pharmacists, improperly dispensed prescription-required veterinary medication based on prescriptions verified through the Company's alternate veterinarian program. The Company contested all allegations and continued discussions in an attempt to reach a resolution of these matters.


      During fiscal 2002, there were outstanding allegations relating to the discontinued alternate veterinarian program with Alabama, Louisiana, Missouri, New Mexico, Pennsylvania, and Ohio State Pharmacy Boards. The Company has or is currently in the midst of negotiating a settlement agreement with these states. To be conservative, the Company accrued $60,000 as of March 31, 2002, to cover any or all administrative fines and investigative costs associated with settlements.

     In fiscal 2002, the Company reached settlement with the state of Alabama and subsequent to fiscal 2002, the Company reached settlement agreements with the Louisiana, Missouri and New Mexico. According to the settlement agreements, the Company was required to terminate the alternate veterinarian program in the state and the Company's permit was placed on probation. The Company paid approximately $35,000 in administrative fines and investigative costs relating to these states settlement agreements.

     In February 2000, the United States Environmental Protection Agency ("EPA") issued a Stop Sale, Use or Removal Order to the Company regarding the alleged distribution or sale of misbranded Advantage products in violation of the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended. The order provides that the company shall not distribute, sell, use or remove the products listed in the order, which are allegedly misbranded. The order further provides that the Company shall not commence any sale or distribution of those products without the prior written approval from the EPA. The Stop Sale, Use or Removal Order does not assert any claim for monetary damages; rather, it is in the nature of a cease and desist order. The Company denied any alleged violations. On February 16, 2000, the Company submitted a written response to the order. The EPA assessed a fine in the amount of $445,000. In fiscal 2001 the Company accrued $445,000 of legal settlement expense.

     In September 2001, the Company and the EPA entered into a Consent Agreement and Final Order ("CAFO"). The settlement agreement required the Company to pay a civil penalty of $100,000 plus interest, requiring a payment of $56,000 due on September 30, 2002 and $53,000 due on September 30, 2003, a reduction from the previously assessed fine of $445,000. For the purpose of this CAFO, the Company admitted to the jurisdictional allegations set forth, and neither admitted nor denied the alleged violations. On September 28, 2001, the CAFO was approved and ordered by the regional judicial officer. Accordingly, a gain of $345,000 is reflected in the accompanying statement of operations to reflect the adjustment to the settlement.

     On March 19, 2002, Novartis Animal Health U.S., Inc. ("Novartis") filed a complaint against the Company and two other defendants in U.S. District Court for the Southern District of Florida. Novartis purports to assert seven (7) claims related to the Company's alleged sale of pet medications produced for a Novartis Australian sister company: Count I: Infringement of
Registered  Trademark  Under Section 32 of  the  Lanham  Act,  15
U.S.C. Sec. 1114; Count II: Infringement of Unregistered Trademarks Under Section 43(a) of the Lanham Act, 15 U.S.C. Sec. 11125(a); Count III: False Advertising Under Section 43(a) of the Lanham act, 15 U.S.C. Sec. 1125(a); Count IV: Misleading Advertising Under Florida Statutory Law; Count V: Deceptive and Unfair Trade Practices Under Florida Statutory Law; Count VI:
Injury to Business Reputation Under Florida Statutory Law;  Count
VII: Common Law Unfair Competition.

     The Company has answered the complaint and asserted defenses and affirmative defenses. The parties have met pursuant to Rule 16, S.D. Fla. L.R., and Novartis is in the process of drafting a proposed scheduling report. No discovery has been propounded, and no documents have been produced. The parties have engaged in preliminary settlement discussions; however, it is unknown whether these discussions will result in an early settlement of this matter. If not, the Company intends to defend itself vigorously, and will likely assert counterclaims. Unless and until the parties engage in substantial discovery, it is not possible to evaluate the likelihood of an unfavorable outcome or estimate the potential loss in the event of an adverse outcome at this time.

     In  June  2000,  the Company agreed to pay $210,000  to  two former employees who had alleged wrongful termination by the Company. Of this amount, $60,000 was paid in varying monthly installments from August 2000 through March 2001, $60,000 was paid in $5,000 installments from August 2000 through August 2001, and the remaining $90,000 is payable in twelve equal monthly installments beginning in July 2001. Such amounts have been expensed in fiscal 2000 as part of general and administrative in the accompanying statement of operations. The settlement is recorded as "accrued expenses" in the accompanying balance sheet.


Routine Proceedings

      We are also a party to routine litigation incidental to our business. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on our financial condition or results of operations.

                           MANAGEMENT

Directors and Executive Officers

     Our directors, control persons and executive officers are as follows:


     Name                    Office                                 Age
     -------------------     ---------------------------------     -----

     Marc A. Puleo, M.D.     Chairman of the Board, President
                              and Corporate Secretary               39

     Menderes Akdag          Chief Executive Officer                41

     Bruce S. Rosenbloom     Chief Financial Officer and
                             Treasurer                              33

     Guven Kivilcim          Director                               29

     Huseyin Kizanlikli      Director                               39

     Kenneth Jacobi          Director                               54


     MARC PULEO, M.D., age 39, has served as Chairman of our Board of Directors since our inception in January 1996. From January 1996 until March 2000, Dr. Puleo also served as our President, from January 1996 until March 2001, Dr. Puleo served as our Chief Executive Officer, from January 1996 until May 2000, Dr. Puleo served as our Treasurer, and as our Corporate Secretary from January 1996 to the present. Dr. Puleo has also been the President of South Florida Anesthesia Professionals, an entity located in Fort Lauderdale, Florida, since founding that company in January 1996. Dr. Puleo was Vice President of Dynamic Press, Inc., an offset printing and direct marketing company, from June 1997 until June 1998. Dr. Puleo, an anesthesiologist, was employed with Anesthesia Professional Association, North Ridge Medical Center and North Ridge Outpatient Surgery Center from December 1994 through December 1995. Dr. Puleo was an anesthesia resident with the University of Illinois Hospitals and Clinics, the Michael Reese Hospital, the Westside Veteran's Administration Hospital, the University of Illinois Eye and Ear Infirmary, the Nathan Cummings Surgicenter, and the University of Illinois Pain Clinic, all located in the Chicago, Illinois area, from July 1991 through June 1994. Dr. Puleo received his medical degree from the University of Illinois College of Medicine, Chicago, Illinois.

     MENDERES AKDAG, age 41, was appointed Chief Executive Officer on March 16, 2001. Prior to joining PetMed Express, from November 2000 until March 2001, Mr. Akdag served as Chief Executive Officer of International Cosmetics Marketing Co. d/b/a Beverly Sassoon & Co., a publicly held (OTCBB: ICMK) direct sales company distributing skin care and nutritional products. From May 1991 until August 2000, Mr. Akdag was employed by Lens Express, Inc., a direct sales company distributing replacement contact lens, serving as its President from May 1996 until August 2000, Chief Executive officer and a member of the Board of Directors from August 1992 until May 1996, and Chief Financial
Officer and a member of the Board of Directors from May 1991 until August 1992. On December 14, 1998, Netel Inc., a corporation in which Mr. Akdag served as a member of the Board of Directors, filed a Petition for Chapter 11 bankruptcy in the United States Bankruptcy Court Southern District of Florida. The proceeding was styled IN RE: NETEL, INC., CASE NO. 98-28929-BKC-PGH. On July 19, 1999, the Bankruptcy Court entered an Order Confirming an Amended Chapter 11 Plan. On December 21, 1999, the Bankruptcy Court entered a Final Decree, Discharge of Trustee, and closed the case. Mr. Akdag holds a Bachelor of Science degree in Business Administration with a major in finance from the University of Florida where he graduated with high honors.

     BRUCE ROSENBLOOM, age 33, was appointed Chief Financial Officer on May 30, 2001. Mr. Rosenbloom served as the Manager of Finance and Financial Reporting of Cooker Restaurant Corporation, a $147 million, 65 location, publicly held (OTCBB: CGRT) restaurant, in West Palm Beach, Florida, from December 2000 until May 2001. Mr. Rosenbloom's duties included all internal and external reporting including all SEC filings and Annual Report to Shareholders. Mr. Rosenbloom was a senior audit accountant for Deloitte & Touche LLP, West Palm Beach, Florida, from January 1996 until December 2000. Mr. Rosenbloom was responsible for planning and conducting all aspects of audit engagements for clients in various industries, including direct marketing, healthcare, manufacturing, financial institutions, and professional service firms. From August of 1992 to May of 1995, Mr. Rosenbloom was an Account Executive for MCI Telecommunications. Mr. Rosenbloom, a certified public accountant, received a Bachelor of Science in Accounting from Florida Atlantic University, Boca Raton, Florida in 1996 and a Bachelor of Arts in Economics from the University of Texas, Austin, Texas in 1992.

     GUVEN KIVILCIM, age 29, has been a member of our Board of Directors since November 2000. Since December 1997, Mr. Kivilcim has been Chairman and President of Radiant Telecom, Inc., a long distance telecommunications company. Mr. Kivilcim is also a 20% shareholder of Tricon Holdings, LLC, a principal shareholder of the Company. From 1995 to present, Mr. Kivilcim has been employed as a Vice President with Tel3.com, a telecommunications company. Mr. Kivilcim is also Secretary and Treasurer of Next Communications, Inc.

     HUSEYIN KIZANLIKLI, age 39, has been a member of our Board of Directors since November 2000. Since December 1997, Mr. Kizanlikli has been Vice President and a director of Radiant Telecom, Inc., a long distance telecommunications company, and since October 1996, he has been Vice President and a Director of Creslin of Florida, Inc., a real estate corporation established in 1995. Mr. Kizanlikli is also CEO of a European company, Yesil Kundura, based in Istanbul, Turkey since 1995. Mr. Kizanlikli is also a Director of Managed Vision.

     KENNETH JACOBI, age 54, has been a member of our Board of Directors since November 2000. He has been a principal of Regnum Group, Inc., a consulting and advisory firm in the telecommunications industry since 1999. Since January 1999, Mr. Jacobi has been a member of the Board of Directors, Secretary and Treasurer of Radiant Telecom, Inc., a long distance telecommunications company, and Vice President of Regulatory Affairs since June 1999. Since June 2000, Mr. Jacobi has been President of Broadway Motor Sports, Inc., a used car dealership. From 1997 through 1999, he served as Vice President of Regulatory and Administrative Affairs for Netel, Inc.; a telecommunications company located in Fort Lauderdale, Florida, where he was responsible for regulatory and legislative research, government affairs, negotiation of contracts and strategic alliances with various telecommunications companies. From 1992 through 1997, Mr. Jacobi served as Vice President of Regulatory and Administrative Affairs for Colmena Corp., a telecommunications company located in Pompano Beach, Florida, where he was involved in regulatory affairs, dispute management and business policy. Mr. Jacobi attended the University of Southern California and Miami-Dade Community College. Mr. Jacobi is also a non-voting member of the Federal Communication Commission Bar Association.

     On December 14, 1998, Netel Inc., a corporation in which Mr. Jacobi served as a member of the Board of Directors, filed a Petition for Chapter 11 bankruptcy in the United States Bankruptcy Court Southern District of Florida. The proceeding was styled IN RE: NETEL, INC., CASE NO. 98-28929-BKC-PGH. On July 19, 1999, the Bankruptcy Court entered an Order Confirming an Amended Chapter 11 Plan. On December 21, 1999, the Bankruptcy Court entered a Final Decree, Discharge of the Trustee, and closed the case.

Board of Directors

       Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of stockholders, or until the successors are elected and qualified. At present, our bylaws provide for not less than one director. Currently, we have four directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. There are no familial relationships between any of the executive officers and directors other than that Guven Kivilcim and Huseyin Kizanlikli are cousins. Our officers devote full time to the business of the Company.

Board Committees

     The Board of Directors has established an audit committee and a compensation committee, both of which are comprised of non-employee directors. The compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our board of directors compensation for our executive officers and other employees. Our compensation committee also administers our stock incentive plan and determines the number of shares covered by, and terms of, options to be granted to executive officers and other employees under this plan.


     The audit committee recommends independent auditors, reviews internal financial information, reviews audit reports and management letters, participates in the determination of the adequacy of the internal accounting control system, reviews the results of audits with independent auditors, oversees quarterly and yearly reporting, and is responsible for policies, procedures, and other matters relating to business integrity, ethics and conflicts of interests. The members of the compensation and audit committees are Messrs. Kivilcim, Kizanlikli, and Jacobi.

Compensation of Directors

      Directors are currently not compensated for serving on the board of directors.

Executive Compensation

      The following table sets forth the annual and long-term compensation paid by us for services performed on our behalf for the last three completed fiscal years ended March 31, 2002, 2001 and 2000, with respect to our Chief Executive Officer and those persons who were, as at March 31, 2002, our executive officers who earned compensation greater than $100,000 for the year ended March 31, 2002:

                                            SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------
                                 Annual Compensation                               Long-Term Compensation
                          ---------------------------------              --------------------------------------
                                                                             Awards     Payouts
                                                                         --------------------------------------
                                                                          Securities
Name and                                                      Other       Underlying
Principal                                                     Annual        Options/     LTIP      All Other
Position                   Year      Salary($)  Bonus($)  Compensation(#)   SARs (#)    Payouts   Compensation
--------------------------------------------------------------------------------------------------------------
Marc Puleo, M.D.           2002      $ 88,462     -            -             -           -           -
Chairman of the Board      2001        85,000   15,000         -          200,000        -           -
President                  2000 (a)      -        -            -             -           -           -

Menderes Akdag             2002       176,923     -            -             -           -           -
Chief Executive Officer    2001         6,000     -            -          750,000        -           -
                           2000          -        -            -             -           -           -

Bruce S. Rosenbloom        2002        77,962     -            -           75,000        -           -
Chief Financial Officer    2001          -        -            -             -           -           -
                           2000          -        -            -             -           -           -


(a) During the fiscal year ended March 31, 2000, Dr. Puleo did not receive a cash salary as compensation for his services to the Company. Dr. Puleo's compensation for the year ended March 31, 2000 was in the form of stock options. The Company had, however, recognized an expense of $100,000 for the fiscal year ended March 31, 2000, as the value of his services to PetMed.

  The following table sets forth certain information concerning grants of options to the Named Executive Officers during the fiscal year ended March 31, 2002.



       OPTION GRANTS FOR FISCAL YEAR ENDED MARCH 31, 2002


                                          Individual Grants
                        Number of            Percent of
                        Securities          Total Options
                        Underlying            granted         Exercise or
                     Options Granted        to Employees      Base Price      Expiration
Name                     (shares)           in Fiscal Year     ($/share)         Date
----------------------------------------------------------------------------------------
Marc Puleo, M.D.            -       (a)            -              -               -

Menderes Akdag              -       (a)            -              -               -

Bruce S. Rosenbloom       75,000    (b)          19.4%          $1.39          03/06/08


(a)  No options were issued during fiscal 2002.

(b) The Company granted Mr. Rosenbloom options to purchase 75,000 shares of its common stock under the Company's 1998 Stock Option Plan: 50,000 options at an exercise price of $1.65 per share which vest at the rate of 16,667 options on each of May 31, 2002, 2003, and 2004, and 25,000 options at $.86 per share, which vest at the rate of 8,333 options on each of March 6, 2003, 2004 and 2005.

     The following table sets forth, as of March 31, 2002, the number of stock options and the value of unexercised stock options held by the Named Executive Officers and the exercises of stock options during the year ended March 31, 2002 by the Named Executive Officers.


  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUES


                                                      Number of Securities               Value of Unexercised
                      Shares                        Underlying Unexercised               In-the-Money Options
                     Acquired on      Value      Options at Fiscal Year End (#)    Options at Fiscal Year End ($) (1)
Name                 Exercise (#)    Realized    Exercisable      Unexercisable    Exercisable          Unexercisable
----------------     ------------    --------    -----------      -------------    -----------          -------------
Marc Puleo, M.D.         -              -         1,340,000          600,000          281,100                  -

Menderes Akdag           -              -           375,000          375,000          180,000               180,000

Bruce S. Rosenbloom      -              -             -               75,000             -                     -


(1)  Represents  the difference between the closing price  ($.80)
     of the Company's Common stock on March 29, 2002, the last trading day of the Company's 2002 fiscal year, and the exercise price of the options.

Employment Agreements

      On March 16, 2001, the Company entered into an employment agreement with Menderes Akdag to serve as the Company's Chief Executive Officer. Under the terms of this three-year agreement the Company will pay Mr. Akdag an annual salary of $150,000 for the first six months of the agreement, and thereafter his annual salary will be increased to $200,000. The Company can terminate the employment of Mr. Akdag either upon mutual consent or for cause. If the Company should terminate Mr. Akdag for cause, or if Mr. Akdag should terminate the agreement without "good reason" as described in the employment agreement, no severance benefits shall be paid. If the Company should terminate Mr. Akdag without cause, the Company must give Mr. Akdag three months notice and continue to compensate him under the terms of this employment agreement during those three months. At the end of the three-month period, the Company must pay Mr. Akdag severance benefits equal to the annual base salary of the executive, and any previously granted but unvested options shall immediately vest. If the Company should terminate Mr. Akdag for cause, as defined in employment agreement, no severance benefits shall be paid. The agreement can be terminated upon the mutual consent of the parties, or upon 90 days notice by the Company during which time the Company shall continue to compensate him under the terms of his employment agreement. The Company also granted Mr. Akdag options to purchase 750,000 shares of its common stock under the Company's 1998 Stock Option Plan at an exercise price of $.32 per share, which vest at the rate of 187,500 options on each of March 16, 2001, 2002, 2003 and 2004. The employment agreement contains customary non-disclosure provisions, as well as a non-competition restriction for a period of 18 months following the termination of the agreement.

Incentive and Non-Qualified Stock Option Plan

1998 Stock Option Plan

      The Plan, adopted July 1998, provides for the grant of options to purchase up to 5 million shares to key employees, including officers, and to non-employee directors and consultants. The purpose of this plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals by further aligning the interests of participants with those of our stockholders through compensation that is directly linked to the profitability of our business and increases in stockholder value. These options are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or as non-statutory stock options, which are options that are not intended to meet the requirements of that section of the Internal Revenue Code.

      The plan is administered by the compensation committee. Under the plan, our compensation committee has the authority to determine: the persons to whom options will be granted, the number of shares to be covered by each option, exercise price of each option, whether the options granted are intended to be incentive stock options, the manner of exercise, and the time, manner and form of payment upon exercise of an option.

      Incentive stock options granted under the plan may not be granted at a price less than the fair market value of our common stock on the date of grant (or less than 110% of the fair market value in the case of employees holding 10% or more of our voting stock). Non-statutory options may be granted at an exercise price established by our board of directors, but cannot be less than par value per share ($.001) of our common stock. Incentive stock options granted under the plan must expire not more than ten years from the date of grant, and not more than five years from the date of grant in the case of incentive options granted to an employee who holds 10% or more of our voting stock.

      As of July 1, 2002, options to purchase 2,159,600 shares of our common stock, at exercise prices ranging from $.32 to $4.50, per share were outstanding under the Plan.

Option Agreements

      As  of  July  1, 2002, non-plan options to purchase  91,500 shares of our common stock, at an exercise price of $1.33 per share, and 25,000 shares of our common stock, at an exercise price of $.20 per share, were outstanding.

                      CERTAIN TRANSACTIONS

      Members of Tricon Holdings, LLC, which include members of the Company's board of directors: Mr. Kivilcim, Mr. Kizanlikli, and Mr. Jacobi, have a controlling interest in Intelligent Switching & Software LLC, Florida Connect Services, Inc., Numind Software Systems, Inc., and Inmar, Inc., with which the Company conducted business with during the fiscal year ended March 31, 2002. Intelligent Switching & Software LLC and Florida Connect Services, Inc. provide the Company with certain telecommunication services, and Numind Software Systems, Inc. and Inmar, Inc. provide the Company with Internet and web site consulting services. The Company paid $64,000 to Intelligent Switching & Software LLC, $44,000 to Florida Connect Services, Inc., $0 to Numind Software Systems, Inc., and Inmar, Inc., for services during the fiscal year ended March 31, 2002. The Company owed $64,100 to Intelligent Switching & Software LLC, $7,000 to
Florida Connect Services, Inc., $37,300 to Numind Software Systems, Inc., and $7,000 to Inmar, Inc., which were included in the Company's accounts payable balance as of March 31, 2002.

      The Company believes that transactions with our officers, directors and principal stockholders have been made upon terms no less favorable to us than we might receive from unaffiliated third parties. The Company has adopted a policy whereby all transactions between us and one or more of our affiliates must be approved in advance by a majority of our disinterested directors.

                     PRINCIPAL SHAREHOLDERS

      As of July 1, 2002, there were 17,158,010 shares of the Company's common stock issued and outstanding. These securities represent all of the Company's issued and outstanding voting securities. The following table sets forth, as of the close of business on July 1, 2002, (a) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (b) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days after July 1, 2002, through the conversion or exercise of any security or other right. Except as otherwise specifically set forth herein, the following tables give no effect to the exercise of any outstanding stock options or warrants. Unless otherwise indicated, the address for each person is 1441 SW 29 Avenue, Pompano Beach, Florida 33069.



    Name                 Number of Shares       Percent of Shares
of Beneficial Owner      Beneficially Owned        Outstanding
-----------------------------------------------------------------
Tricon Holdings, LLC       13,000,000(1)              64.5%
Marc Puleo, M.D.            2,596,250(2)              14.5%
Guven Kivilcim                511,000                  3.0%
Menderes Akdag                375,000(3)               2.2%
Bruce S. Rosenbloom            18,767(4)                *
Huseyin Kizanlikli               -                      -
Kenneth Jacobi                   -                      -
All executive officers      3,501,017                 19.3%
and directors as a
group (six persons)
____________________


  * Less than 1% of the issued and outstanding shares.

(1) Tricon Holdings, LLC holdings' include 3,000,000 shares issuable upon exercise of warrants at $.33 per share. Mr. Jacobi is the manager of Tricon Holdings, LLC, and Mr. Kivilcim is a director and the secretary of Tricon Holdings, LLC, but each individual disclaims beneficial ownership of the securities held by Tricon Holdings, LLC.

(2) Dr. Puleo's holdings include 1,496,250 shares of our common stock held by Marpul Trust, a trust established by Dr. Puleo under an agreement dated September 3, 1999 and of which he is the beneficiary. Southpac Trust International, Inc. is a trustee of Marpul Trust. Dr. Puleo's holdings also include vested options held by him to purchase 600,000 shares at $1.25 per share until May 2003 and options held by him to purchase 200,000 shares at $.35 per share until March 2006, but exclude options to purchase 240,000 shares of common stock at $1.05 per share, which has not yet vested.

(3) Mr. Akdag's holdings include options to purchase 187,500 shares of common stock at $.32 per share until March 2005, but exclude options to purchase an additional 375,000 shares of common stock at $.32 per share, which has not yet vested.

(4) Mr. Rosenbloom's holdings include options to purchase 16,667 shares of common stock at $1.65 per share until March 2005, but exclude options to purchase an additional 33,333 shares of common stock at $1.65 per share and 25,000 shares of common stock at $.86 per share, which has not yet vested.

                    DESCRIPTION OF SECURITIES

      As of July 1, 2002, we had authorized 40,000,000 shares of par value $0.001 common stock, with 17,158,010 shares issued and outstanding. Additionally, we have authorized 5,000,000 shares of preferred stock, with 2,500 shares issued and outstanding.

Common Stock

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 5,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

      In April 1998, the Company issued 250,000 shares of its $.001 par value preferred stock at a price of $4.00 per share, less issuance costs of $112,187. Each share of the preferred stock is convertible into approximately 4.05 shares of common stock at the election of the shareholder. The preferred stock was recorded at $887,813, net of the value of the beneficial conversion  feature  of  $771,525. The value  of  the  beneficial conversion feature was computed as the difference between the closing market price of the Company's common stock ($1.75 per share) and the conversion price of the preferred stock ($.988 per share) on the date the preferred stock was sold. This amount was immediately recognized as a reduction to net income available to common stockholders. The shares have a liquidation value of $4.00 per share and may pay dividends at the sole discretion of the Company. The Company does not anticipate paying dividends to the preferred shareholders in the foreseeable future. Each share of preferred stock is entitled to one vote on all matters submitted to a vote of shareholders of the Company. As of March 31, 2002, 2,500 shares of the convertible preferred stock remained unconverted and outstanding.

      In the event of any liquidation, dissolution or winding up of our company, holders of the Series A preferred stock are entitled to receive a liquidating distribution before any distribution may be made to holders of our common stock and other Series of our preferred stock.

Transfer Agent

     The Transfer Agent for our shares of Common Stock is Florida
Atlantic  Stock  Transfer,  Inc.  (FAST),  7130  Nob  Hill  Road,
Tamarac,  Florida 33321.  The telephone number for FAST is  (954)
726-4954.

                    SELLING SECURITY HOLDERS

     This prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain convertible securities held by various parties listed below. We will not receive any proceeds from the sale of the shares by the selling shareholders. If, and when, the warrants and non-plan options are excercised by the selling shareholders, the proceeds of $1,922,636 from the excercise shall be used by us for general corporate purposes. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

      The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name.

      The table below sets forth information as of July 1, 2002. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

                           Common Shares                Common Shares
                       Owned Prior to Offering     Offered in the Offering
Name of Shareholder      Number     Percentage       Number      Percentage
-------------------    ----------   ----------     ----------    ----------
Marc Puleo              2,596,250     14.5%           300,000        2.1%
Adam Terris                86,534       *              91,500(1)      *
Wayne Horne               801,061      4.6%           379,721(2)     2.6%
Nico Pronk                806,561      4.6%           379,721(2)     2.6%
Mike Cerisano             140,490       *             130,490(3)      *
Lynda Reitzenstein         75,000       *              75,000(4)      *
J.W.  Genesis Capital
  Markets, Inc.            75,000       *              75,000(5)      *
Tricon Holdings, LLC   13,000,000     64.5%        13,000,000(6)    90.0%
Joe Scarfuto               10,500       *              10,500         *

--------------------

*  Less than 1% of the issued and outstanding shares.

(1) Includes 91,500 shares of common stock underlying an option exercisable at $1.33 per share. The option expires on April
     7, 2004.

(2) Includes 369,721 shares of common stock underlying a common stock purchase warrant exercisable at $.43 per share. The warrant expires on March 19, 2003. Also includes 10,000 shares of common stock underlying a warrant exercisable at $3.125 per share. This warrant expires on March 7, 2003.

(3) Includes 130,490 shares of common stock underlying a warrant exercisable at $.43 per share. The warrant expires on March
     19, 2003.

(4) Includes 75,000 shares of common stock underlying a warrant exercisable at $3.50 per share. The warrant expires on November 11, 2002.

(5) Includes 75,000 shares of common stock underlying a warrant exercisable at $1.48 per share. The warrant expires on November
     12, 2004.

(6) Includes 3,000,000 shares of common stock underlying a warrant exercisable at $.33 per share. The warrant expires on November 22, 2005.

Plan of Distribution

      The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

      *   a  block   trade  in  which  a  broker  or   dealer  so
          engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

      * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      *   face-to-face    transactions    between   sellers   and
          purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

      We do not intend to distribute or deliver the prospectus by means other than by hand or mail.


                 SHARES ELIGIBLE FOR FUTURE SALE

      As of July 1, 2002, we have 17,158,010 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.

      We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                          LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, P.A., 350 East Las
Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, Florida.

                             EXPERTS

      Our consolidated financial statements as of March 31, 2002, for the two years in the period ended March 31, 2002, are included herein in reliance on the reports of Goldstein Golub Kessler LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

      We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the
securities   offered  by  this  prospectus,  we  refer   to   the
registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

      The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

______________________________________________________________________
______________________________________________________________________







                        _______________________



                          PETMED EXPRESS, INC.


                        _______________________



                       FOR THE FISCAL YEAR ENDED:

                              MARCH 31, 2002



                        _______________________


                   CONSOLIDATED FINANCIAL STATEMENTS

                        _______________________






______________________________________________________________________
______________________________________________________________________

                    PETMED EXPRESS, INC AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   Page


Independent Auditor's Report....................................    F-2

Consolidated Balance Sheet as of March 31, 2002.................    F-3

Consolidated Statements of Operations for the fiscal years
  ended March 31, 2002 and March 31, 2001.......................    F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the fiscal years ended March 31, 2002 and
  March 31, 2001................................................    F-5

Consolidated Statements of Cash Flows for the fiscal years
  ended March 31, 2002 and March 31, 2001.......................    F-6

Notes to Consolidated Financial Statements......................    F-7-F-17

                 INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
PetMed Express, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of PetMed Express, Inc. and Subsidiaries (the "Company") as of March 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PetMed Express, Inc. and Subsidiaries at March 31, 2002, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.





May 17, 2002                             /s/Goldstein Golub Kessler LLP
                                         ------------------------------
New York, New York                       Goldstein Golub Kessler LLP

                 PETMED EXPRESS, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET

                                                         March 31,
                                                           2002
                                                       ------------
                         ASSETS

Current assets:
  Cash and cash equivalents                            $    737,284
  Accounts receivable, less allowance for
    doubtful accounts of $7,475                             291,513
  Inventories                                             2,306,620
  Prepaid expenses and other current assets                 148,608
                                                       ------------
     Total current assets                                 3,484,025

  Property and equipment, net                             1,120,056
  Other assets, net                                          50,155
                                                       ------------
Total assets                                           $  4,654,236
                                                       ============

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                $  2,724,995
  Current portion of loan obligation                         68,442
                                                       ------------
     Total current liabilities                            2,793,437

Line of credit                                              141,214
Loan obligation, less current portion                       136,885
                                                       ------------
Total liabilities                                         3,071,536
                                                       ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.001 par value,
    5,000,000 shares authorized;
    2,500 convertible shares issued
    and outstanding with a liquidation
    preference of $4 per share                                8,898
  Common stock, $.001 par value,
    40,000,000 shares authorized;
    16,360,010 shares issued and
    outstanding                                              16,360
  Additional paid-in capital                              6,528,885
  Accumulated deficit                                    (4,971,443)
                                                       ------------
     Total shareholders' equity                           1,582,700
                                                       ------------
Total liabilities and shareholders' equity             $  4,654,236
                                                       ============





        See accompanying notes to consolidated financial statements

                    PETMED EXPRESS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year Ended March 31,
                                          -------------------------------
                                               2002              2001
                                          -------------     -------------
Sales                                     $  32,025,931     $  10,006,285
Cost of sales                                18,894,493         6,367,604
                                          -------------     -------------
Gross profit                                 13,131,438         3,638,681
                                          -------------     -------------
Operating expenses:
  General and administrative                  6,094,493         4,506,509
  Advertising                                 5,717,242         1,397,418
  Severence charges                             195,000              -
  Depreciation and amortization                 376,763           373,852
                                          -------------     -------------
Total operating expenses                     12,383,498         6,277,779
                                          -------------     -------------
Income (loss) from operations                   747,940        (2,639,098)
                                          -------------     -------------

Other income (expense)
  Adjustment of estimate for legal
    settlement                                  345,000              -
  Loss on disposal of property and
    equipment                                  (314,332)             -
  Interest expense                              (48,835)         (231,414)
  Interest income                                18,582            52,922
  Other, net                                     77,058            (9,117)
                                          -------------     -------------
Total other income (expense)                     77,473          (187,609)
                                          -------------     -------------

Income (loss) before provision for
  income taxes                                  825,413        (2,826,707)

Provision for income taxes                         -                 -
                                          -------------     -------------
Net income (loss)                         $     825,413     $  (2,826,707)
                                          =============     =============

Net income (loss) per common share:
  Basic                                   $        0.05     $       (0.28)
                                          =============     =============
  Diluted                                 $        0.04     $       (0.28)
                                          =============     =============

Weighted average number of common shares
  outstanding:
  Basic                                      16,360,010         9,943,625
                                          =============     =============
  Diluted                                    19,739,493         9,943,625
                                          =============     =============



  See accompanying notes to consolidated financial statements

                     PETMED EXPRESS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               Fiscal years ended March 31, 2002 and March 31, 2001

                                    Convertible
                                  Preferred Stock        Common Stock             Additional
                                 ------------------  ------------------------      Paid-In          Accumulated
                                 Shares    Amounts     Shares        Amounts       Capital            Deficit         Total
                                 ------    --------  ----------     ---------    ------------     -------------    ------------
Balance, March 31, 2000           6,250    $ 22,246   6,369,822     $   6,370    $  4,572,385     $  (2,970,149)   $  1,630,852

  Conversion of convertible
    preferred stock into
    common stock                 (3,750)    (13,348)     15,188            15          13,333              -               -
  Sale of common stock, net
    of issuance costs              -           -     10,000,000        10,000       1,944,142              -          1,954,142
  Purchase and retirement
    of treasury stock              -           -        (25,000)          (25)           (975)             -             (1,000)
  Net loss                         -           -           -             -                           (2,826,707)     (2,826,707)
                                 ------    --------  ----------     ---------    ------------     -------------    ------------
Balance, March 31, 2001           2,500       8,898  16,360,010        16,360       6,528,885        (5,796,856)        757,287

  Net income                       -           -           -            -                -              825,413         825,413
                                 ------    --------  ----------     ---------    ------------     -------------    ------------
Balance, March 31, 2002           2,500    $  8,898  16,360,010     $  16,360    $  6,528,885     $  (4,971,443)   $  1,582,700
                                 ======    ========  ==========     =========    ============     =============    ============




     See accompanying notes to consolidated financial statements

                    PETMED EXPRESS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                    Year Ended March 31,
                                               -------------------------------
                                                    2002              2001
                                               -------------     -------------
Cash flows from operating activities:
  Net income (loss)                            $     825,413     $  (2,826,707)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                  333,014           362,605
      Amortization of intangibles                     43,749            11,247
      Amortization of deferred membership fee
        revenue                                     (140,048)         (462,139)
      Loss on disposal of property and
        equipment                                    314,332              -
      Bad debt expense                                 6,862           (19,007)
      (Increase) decrease in operating assets
        and liabilities:
         Accounts receivable                        (135,907)           44,412
         Inventory                                (1,675,226)        1,121,302
         Prepaid expenses and other current
           assets                                   (126,494)          328,430
         Other assets                                (42,500)           11,429
         Accounts payable and accrued expenses     1,072,829            64,485
         Deferred membership fee revenue                -              328,789
                                               -------------     -------------
Net cash provided by (used in) operating
activities                                           476,024        (1,035,154)
                                               -------------     -------------

Cash flows from investing activities:
  Net proceeds from the sale of property           2,016,921              -
  Purchases of property and equipment               (555,645)         (241,888)
  Certificate of deposit                               -               300,000
                                               -------------     -------------
Net cash provided by investing activities          1,461,276            58,112
                                               -------------     -------------

Cash flows from financing activities:
  Payments on mortgage payable                    (1,566,833)          (65,079)
  Payments on capital lease obligations             (247,209)         (179,183)
  Borrowings under loan agreement                    205,327              -
  Payments under line of credit agreement               -             (634,985)
  Net proceeds from sale of common stock                -            1,954,142
  Purchase and retirement of treasury stock             -               (1,000)
                                               -------------     -------------
Net cash (used in) provided by financing
activities                                        (1,608,715)        1,073,895
                                               -------------     -------------

Net increase in cash and cash equivalents            328,585            96,853
Cash and cash equivalents, at beginning of
   year                                              408,699           311,846
                                               -------------     -------------

Cash and cash equivalents, at end of year      $     737,284     $     408,699
                                               =============     =============
Supplemental disclosure of cash flow
  information:
  Cash paid for interest                       $      29,150     $     239,007
                                               =============     =============



         See accompanying notes to consolidated financial statements

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Organization

PetMed Express, Inc. and subsidiaries, d/b/a 1-888-PetMeds, (the "Company") is a direct marketer of household pet prescription and non-prescription medications along with health and nutritional supplements and is located in Pompano Beach, Florida. The Company distributes catalogs to its potential customers and takes orders by telephone, Internet, fax, and mail. The majority of all of the Company's sales are to residents of the United States.

During the fiscal year ended March 31, 2001, the Company formed two wholly owned subsidiaries. One company was formed to assist in the purchasing of products and the other for advertising. The Company's fiscal year end is March 31. References herein to fiscal 2002 or 2001 refer to the Company's fiscal years ended March 31, 2002 and 2001, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of PetMed Express, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition and Deferred Membership Fee Revenue

Product sales are recognized upon shipment. Deferred membership revenue consists of cash collected on the sale of one and three-year memberships. Membership fees are amortized to income ratably over the membership period. During fiscal year 2001 the Company discontinued the PetMed Express, Inc. membership plan. Outbound shipping and handling fees are included in sales and are billed upon shipment. Shipping and handling expenses are included in cost of sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at March 31, 2002, consist of the Company's cash accounts, overnight repurchase agreements, and short-term investments with a maturity of three months or less. The carrying amount of cash equivalents approximates fair value.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories consist of prescription and non-prescription pet medications that are available for sale and are priced at the lower of cost or market value using a weighted average cost method.


Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The furniture, fixtures, equipment and computer software are depreciated over periods ranging from three to ten years. Leasehold improvements and assets under capital lease agreements are amortized over the shorter of the underlying lease agreement or the useful life of the asset.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset.

Advertising

The Company's advertising expense consists primarily of television advertising and catalog and postcard production costs.
Television costs are expensed as the ads are televised and catalog and postcard costs are expensed when the related catalog and postcards are produced, distributed or superseded.

Accounting for Stock-Based Compensation

The Company accounts for employee stock options using the intrinsic value method as prescribed by Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The Company follows the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation and for valuing common stock equivalents issued to non-employees.

Significant Risks and Uncertainties - Product Supply

Three multi-national pharmaceutical companies which manufacture, among other products, heartworm medication and/or flea and tick control products, two of the best-selling products of the Company, have refused to sell these items directly to the Company. Therefore, the Company must obtain its inventory of these items through cooperating wholesale sources. To the extent that the Company is unable to purchase these products from other sources or if they can only be purchased at prices that make their resale uncompetitive in the marketplace, it could have a materially adverse impact on the Company's sales.

Fair Value of Financial Instruments

The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amount of the loan payable, line of credit and capital lease obligations approximate fair value as their interest rates approximate current market rates.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no items of other comprehensive income for any periods presented herein.


Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which generally requires recognition of deferred tax assets and liabilities for the expected future tax benefits or consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting carrying values and the tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

(2)  Property and Equipment, Net

Major classifications of property and equipment consist of the following:


                                                        March 31,
                                                          2002
                                                       -----------

    Leasehold improvements                                  42,891
    Computer software                                      302,537
    Furniture, fixtures and equipment                    1,325,635
    Equipment and software under capital lease             280,849
                                                       -----------
                                                         1,951,912

    Less accumulated depreciation and amortization        (831,856)
                                                       -----------
       Property and equipment, net                     $ 1,120,056
                                                       ===========



Amortization expense for equipment and software under capital leases was $93,169 and $114,881 for fiscal 2002 and 2001, respectively.

(3)  Mortgage Payable, Line of Credit Agreement and Loan Obligation

On May 31, 2001, the Company sold their 50,000 square foot office building, which houses the Company's principal executive offices and warehouse, to an unrelated third party. The Company received gross proceeds of $2,150,000, of which approximately $1,561,000 was used to pay off the mortgage, and the Company recognized a loss on the sale of approximately $185,000. The Company then entered into a five-year term lease agreement for 20,000 of the 50,000 square foot Pompano Beach office building.

On February 22, 2002, the Company entered into a lease addendum which added approximately 12,000 square feet, effective June 1, 2002, to accommodate the Company's warehouse expansion.
According to the lease addendum, all additional costs, approximately $150,000, associated with tenant improvements related to the warehouse expansion, will be paid by the lessee. The payments will be amortized over a period of 24 months at a 9% interest rate. These additional tenant improvements costs will be included with the scheduled monthly lease payments.

On March 12, 2002, the Company renewed the $150,000 line of credit with a bank, effective through May 13, 2003, with an interest rate at the lending institution's base rate plus 1% (5.75% at March 31, 2002). The Company is currently negotiating with a bank for the possible increase to the line of credit. At March 31, 2002, $141,214 was outstanding under the line of credit agreement. The line of credit contains various financial and operating covenants.

On March 12, 2002, the Company entered into a $205,000, three year term loan agreement with a bank, with interest accruing at the lending institution's base rate plus 1% (5.75% at March 31, 2002). The loan proceeds were used to purchase a $250,000 computer server. The aggregate loan maturities are $68,000 per year for the next three years.

The line of credit and the term loan are secured by substantially all of the Company's assets.

(4)  Shareholders' Equity

On November 22, 2000, Tricon Holdings, LLC, a Florida limited liability corporation ("Tricon") a related party (see Note 7), acquired 10,000,000 shares of the Company's authorized and unissued shares of common stock and warrants to purchase 3,000,000 shares of the Company's authorized and unissued shares of common stock. The warrants are exercisable at $.33 per share and expire on November 22, 2005. Tricon acquired the Company's shares and warrants in exchange for $2,000,000, which was paid in fiscal year 2001.

A change in control of the Company occurred as a result of (i) the issuance to Tricon of shares representing approximately 61.03% of the Company's issued and outstanding shares of common stock at the completion of the transaction (67.06% after giving effect to the exercise of the warrants and issuance of the warrant shares); and (ii) the election of three new directors to fill vacancies on the five member Board of Directors.

At any time, the holders of the then outstanding shares and warrant shares may require the Company to register all or any part of their common stock and/or warrants. The holders may not make an aggregate of more than two demand registration requests, and of the foregoing, no more than once in any calendar year. In addition, the holders may request an unlimited amount of piggyback registrations. The Company will bear the entire cost of any such registration statement.

On May 31, 2001, the Company's Board of Directors adopted an amendment to the Corporations Articles of Incorporation to provide for the increase in the authorized amount of shares of common stock from 20,000,000 to 40,000,000 and adopt an amendment to the Company's 1998 Stock Option Plan (the "Plan") to increase the number of shares of common stock issuable under the Plan from 3,000,000 to 5,000,000 shares.

Preferred Stock

In April 1998, the Company issued 250,000 shares of its $.001 par value preferred stock at a price of $4.00 per share, less issuance costs of $112,187. Each share of the preferred stock is convertible into approximately 4.05 shares of common stock at the election of the shareholder. The preferred stock was recorded at $887,813, net of the value of the beneficial conversion feature of $771,525. The value of the beneficial conversion feature was computed as the difference between the closing market price of the Company's common stock ($1.75 per share) and the conversion price of the preferred stock ($.988 per share) on the date the preferred stock was sold. This amount was immediately recognized as a reduction to net income available to common stockholders. The shares have a liquidation value of $4.00 per share and may pay dividends at the sole discretion of the Company. The Company does not anticipate paying dividends to the preferred shareholders in the foreseeable future. Each share of preferred stock is entitled to one vote on all matters submitted to a vote of shareholders of the Company. As of March 31, 2002, 2,500 shares of the convertible preferred stock remained unconverted and outstanding.

(5)  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:


                                              March 31,       March 31,
                                                2002            2001
                                             -----------     -----------
Deferred tax assets:
  Bad debt and inventory reserves                 30,946          43,673
  Deferred compensation (stock options)          231,400         231,400
  Intangible assets                                7,410          11,643
  Accrued expenses                               155,087         237,930
  Net operating loss carryforward              1,856,732       2,127,438
                                             -----------     -----------
Deferred tax assets                            2,281,575       2,652,084
Less Valuation allowance                      (2,204,877)     (2,554,081)
                                             -----------     -----------

Total deferred tax assets                         76,698          98,003

Deferred tax liabilities:
  Depreciation                                   (76,698)        (98,003)
                                             -----------     -----------
Total net deferred taxes                     $      -        $      -
                                             ===========     ===========


The change in valuation allowance for the year ended March 31, 2002, is $349,204. At March 31, 2002, the Company had net operating loss carryforwards of approximately $4,937,000, of which $1,412,000 relate to the exercise of stock options that will result in an adjustment to equity when the benefit is realized. The net operating loss carryforwards expire in the years 2013 through 2020. The use of such net operating loss carryforwards is limited to approximately $266,000 annually; due to the November 22, 2000 change of control described in Note 4.

The reconciliation of income tax benefit computed at the U.S.
federal statutory tax rates to income tax expense is as follows:

                                              March 31,       March 31,
                                                2002            2001
                                             -----------     -----------
Income taxes (tax benefit) at
  U.S. statutory rates                       $   280,640     $  (961,080)
State and income taxes, net of
  federal tax benefit                             29,962        (102,609)
Nondeductible items                                  877           3,946
Change in valuation allowance                       -          1,026,096
Utilization of net operating losses             (311,479)           -
Other                                               -             33,647
                                             -----------     -----------
                                             $      -        $      -
                                             ===========     ===========


(6)  Stock Options and Warrants

Stock Options Granted to Employees

The Company established the 1998 Stock Option Plan (the "Plan") effective July 31, 1998, which provides for the issuance of qualified options to officers, directors and key employees, and nonqualified options to consultants and other service providers. The Company has reserved 5,000,000 shares of common stock for issuance under the Plan. The exercise prices of options issued under the Plan must be equal to or greater than the market price of the Company's common stock as of the date of issuance. The Company had 3,039,700 options outstanding under the Plan at March 31, 2002. Options issued prior to July 31, 1998 are not included in the Plan.


A summary of the status of stock options issued by the Company, together with changes during the periods indicated, is presented in the following table:

                                                 Weighted-
                                                  average
                                  Options      exercise price
                               -------------   --------------
                                               $
Balance at March 31, 2000          3,705,500             1.84
  Granted                          1,175,000             0.35
  Canceled                          (335,800)            4.73
                               -------------   --------------

Balance at March 31, 2001          4,544,700             1.24
  Granted                            387,500             1.26
  Canceled                          (695,100)            2.81
                               -------------   --------------

Balance at March 31, 2002          4,237,100             0.98
                               =============   ==============


The per share weighted-average fair value of stock options granted during fiscal 2002 and 2001 was $.70, and $.23, respectively, on the date of grant using the Black Scholes option-pricing model, as prescribed by SFAS No. 123, with the following weighted-average assumptions: dividend yield 0.0 percent and 0.0 percent; risk-free interest rates of 6.00 percent and 6.00 percent; expected lives of 3-5 years and 3-5 years, and expected volatility of 60 percent and 91 percent, respectively. At March 31, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $.16-$4.50 and 4.3 years, respectively. At March 31, 2002 and March 31, 2001, the number of options exercisable was 2,752,803 and 2,786,057, respectively, and the weighted-average exercise price of those options was $.96 and $1.14, respectively. Adjustments are made for options forfeited prior to vesting.

The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been decreased or increased to the pro forma amounts indicated below:

                                          March 31,       March 31,
                                            2002            2001
                                         -----------    ------------
Net income (loss):        As reported    $   825,413    $ (2,826,707)
                          Pro forma      $   695,948    $ (3,251,263)

Diluted net income (loss)
per share:                As reported    $      0.04    $      (0.28)
                          Pro forma      $      0.04    $      (0.33)



Warrants

On November 22, 2000, Tricon Holdings, LLC, a Florida limited liability corporation ("Tricon"), acquired 10,000,000 shares of the Company's authorized and unissued shares of common stock and warrants to purchase 3,000,000 shares of the Company's authorized and unissued shares of common stock. The warrants are exercisable at $.33 per share and expire on November 22, 2005, and were assigned a value of $601,260 using the Black Scholes option-pricing model, as prescribed by SFAS No. 123, with the following weighted-average assumptions: dividend yield 0.0 percent; risk-free interest rates of 6.00 percent; expected lives of 3-5 years, and expected volatility of 91 percent.


(7)  Related Party Transactions

Members of Tricon Holdings, which include members of the Company's board of directors: Guven Kivilcim, Huseyin Kizanlikli, and Kenneth Jacobi, have a controlling interest in Intelligent Switching & Software LLC, Florida Connect Services, Inc., Numind Software Systems, Inc., and Inmar, Inc., with which the Company conducted business with during the fiscal year ended March 31, 2002. Intelligent Switching & Software LLC and Florida Connect Services, Inc. provide the Company with certain telecommunication services, and Numind Software Systems, Inc. and Inmar, Inc. provide the Company with Internet and website consulting services. The Company paid $64,000 to Intelligent Switching & Software LLC, $44,000 to Florida Connect Services, Inc., $0 to Numind Software Systems, Inc., and Inmar, Inc., for services during the fiscal year ended March 31, 2002. The Company owed $64,100 to Intelligent Switching & Software LLC, $7,000 to Florida Connect Services, Inc., $37,300 to Numind Software Systems, Inc., and $7,000 to Inmar, Inc., which were included in the Company's accounts payable balance as of March 31, 2002.


(8)  Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding and diluted earnings per share reflects the dilutive effects of stock options (as calculated utilizing the treasury stock method) and the equivalent common shares of outstanding convertible preferred stock. Options and warrants and the effect of convertible securities were not included in the calculation of diluted earnings per share for fiscal 2001 because their effect would have been antidilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations for the periods presented:

                                                   Year Ended March 31
                                               -----------------------------
                                                   2002            2001
                                               ------------     ------------
Net income (numerator):

  Net income (loss)                            $    825,413     $ (2,826,707)
                                               ============     ============
Shares (denominator)
  Weighted average number of common shares
    outstanding used in basic computation        16,360,010        9,943,625
  Common shares issuable upon exercise
    of stock options and warrants                 3,369,358             -
  Common shares issuable upon conversion
    of preferred shares                              10,125             -
                                               ------------     ------------
  Shares used in diluted computation             19,739,493        9,943,625
                                               ============     ============

Net income (loss) per share:
  Basic                                        $       0.05     $      (0.28)
                                               ============     ============
  Diluted                                      $       0.04     $      (0.28)
                                               ============     ============


At March 31, 2002, 2,124,600 shares of common stock options and warrants, with a weighted average exercise price of $1.53, were excluded from the diluted net income per share computation as their exercise prices were greater than the average market price of the common shares for the period.

(9)  Valuation and Qualifying Accounts

Activity in the Company's Valuation and Qualifying accounts consists of the following:

                                                   2002             2001
                                               ------------     ------------
Allowance for doubtful accounts:
   Balance at beginning of period              $      9,740     $     28,747
   Provision for doubtful accounts                     (319)         (19,007)
   Write-off of uncollectible accounts
     receivable                                      (1,946)            -
                                               ------------     ------------
   Balance at end of period                    $      7,475     $      9,740

Valuation allowance for deferred tax assets:
   Balance at beginning of period              $  2,554,081     $  1,527,985
   (Deletions) / Additions                         (349,204)       1,026,096
                                               ------------     ------------
   Balance at end of period                    $  2,204,877     $  2,554,081
                                               ============     ============

(10) Commitments and Contingencies

Legal Matters

Various complaints have been filed with the Florida Board of Pharmacy. These complaints, the majority of which were filed by veterinarians who are in competition with the Company for the sale of pet prescription-required products, allege violations of the Pharmacy Practice Act and regulations promulgated thereunder. The vast majority of the complaints allege that the Company, through its pharmacists, improperly dispensed prescription-required veterinary medication based on prescriptions verified through the Company's alternate veterinarian program. The alternate veterinarian program uses a veterinarian outside the state of Florida to verify prescriptions for certain pets outside the state of Florida. While the program is not used for pets residing in the state of Florida, the complaints have, for the most part, been filed with the Florida Board of Pharmacy. Other complaints allege the dispensing of medication without a valid prescription, the sale of non-conforming products and that the Company's pharmacy is operating at the same location as another pharmacy, with which it has a contractual relationship. The Company contested all allegations and continued discussions in an attempt to reach a resolution of these matters.

In February 2002, the Company voluntarily ceased the use of its alternate veterinarian program, and in March 2002 a business decision was made to enter into a settlement agreement with the Florida Board of Pharmacy, rather than to proceed with costly and lengthy litigation. In April 2002, The Florida Board of Pharmacy approved the settlement stipulation. The Florida Board of Pharmacy did not reach any finding of fact or conclusion of law that the Company committed any wrongdoing or violated any rules or laws governing the practice of pharmacy. According to the settlement agreement, the Company's pharmacy license was placed on probation for a period of three years and the Company, the Company's pharmacists and contracted pharmacy and pharmacist, were required to pay approximately $120,000 in fines and investigative costs. The Company remains licensed with the State of Florida and continue to operate its principal business in Florida.

Additional complaints have been filed with other states' Pharmacy Boards. These complaints, the majority of which were filed by veterinarians who are in competition with the Company for the sale of pet prescription-required products, allege violations of the Pharmacy Practice Act and regulations promulgated thereunder. The vast majority of the complaints allege that the Company, through its pharmacists, improperly dispensed prescription-required veterinary medication based on prescriptions verified through the Company's alternate veterinarian program. The Company contested all allegations and continued discussions in an attempt to reach a resolution of these matters.

During fiscal 2002, there were outstanding allegations relating to the discontinued alternate veterinarian program with Alabama, Louisiana, Missouri, New Mexico, Pennsylvania, and Ohio State Pharmacy Boards. The company has or is currently in the midst of negotiating a settlement agreement with these states. To be conservative, the Company accrued $60,000 as of March 31, 2002, to cover any or all administrative fines and investigative costs associated with settlements.

In fiscal 2002, the Company reached settlement with the state of Alabama and subsequent to fiscal 2002, the Company reached settlement agreements with the Louisiana, Missouri and New Mexico. According to the settlement agreements, the Company was required to terminate the alternate veterinarian program in the state and the Company's permit was placed on probation. The Company paid approximately $35,000 in administrative fines and investigative costs relating to these states settlement agreements.

In February 2000, the United States Environmental Protection Agency ("EPA") issued a Stop Sale, Use or Removal Order to the Company regarding the alleged distribution or sale of misbranded Advantage products in violation of the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended. The order provides that the company shall not distribute, sell, use or remove the products listed in the order, which are allegedly misbranded. The order further provides that the Company shall not commence any sale or distribution of those products without the prior written approval from the EPA. The Stop Sale, Use or Removal Order does not assert any claim for monetary damages; rather, it is in the nature of a cease and desist order. The Company denied any alleged violations. On February 16, 2000, the Company submitted a written response to the order. The EPA assessed a fine in the amount of $445,000. In fiscal 2001 the Company accrued $445,000 of legal settlement expense.

In September 2001, the Company and the EPA entered into a Consent Agreement and Final Order ("CAFO"). The settlement agreement required the Company to pay a civil penalty of $100,000 plus interest, requiring a payment of $56,000 due on September 30, 2002 and $53,000 due on September 30, 2003, a reduction from the previously assessed fine of $445,000. For the purpose of this CAFO, the Company admitted to the jurisdictional allegations set forth, and neither admitted nor denied the alleged violations.
On September 28, 2001, the CAFO was approved and ordered by the regional judicial officer. Accordingly, a gain of $345,000 is reflected in the accompanying statement of operations to reflect the adjustment to the settlement.

On December 19, 2001, a Complaint for Violations of the Lanham Act, Trademark Dilution, Copyright Infringement, and related State law Claims was filed by 1-800 Contacts, Inc. ("Contacts") against the Company in the United States District Court in the Central District of Utah. Among Contacts' requests to the court was a request for the issuance of temporary, preliminary and permanent injunctive relief enjoining the Company's use of its logo 1-888-PetMeds and other advertising, including, but not limited to, its television commercial and website. On January 31, 2002, the Company submitted a Memorandum in Opposition to Contacts' Motion for Temporary Restraining Order and Preliminary Injunctive Relief, which disputes every one of Contacts claims as unfounded. On February 5, 2002, the parties stipulated to the entry of an injunction as to the Company's first allegedly infringing advertisement, which has not aired since December 2001, and the Company's prior website, which was updated in December 2001. The United States District Court of Utah denied Contacts' motion for a preliminary injunction with respect to any remaining issues, regarding the Company's current advertising, pending expedited discovery and further briefings. Subsequent to the year ended March 31, 2002, the Company reached a final settlement agreement with the Contacts. According to the May 2002 settlement agreement, the Company was required to pay $50,000 in fines and agreed to modify the Company's logo and advertising tagline.

On March 19, 2002, Novartis Animal Health U.S., Inc. ("Novartis") filed a complaint against the Company and two other defendants in U.S. District Court for the Southern District of Florida. Novartis purports to assert seven (7) claims related to the Company's alleged sale of pet medications produced for a Novartis Australian sister company: Count I: Infringement of Registered
Trademark Under Section 32 of the Lanham Act, 15 U.S.C.   1114;
Count II: Infringement of Unregistered Trademarks Under Section
43(a) of the Lanham Act, 15 U.S.C.   11125(a); Count III: False
Advertising Under Section 43(a) of the Lanham act, 15 U.S.C. 1125(a); Count IV: Misleading Advertising Under Florida Statutory Law; Count V: Deceptive and Unfair Trade Practices Under Florida Statutory Law; Count VI: Injury to Business Reputation Under Florida Statutory Law; Count VII: Common Law Unfair Competition.

The Company has answered the complaint and asserted defenses and affirmative defenses. The parties have met pursuant to Rule 16, S.D. Fla. L.R., and Novartis is in the process of drafting a proposed scheduling report. No discovery has been propounded, and no documents have been produced. The parties have engaged in preliminary settlement discussions; however, it is unknown whether these discussions will result in an early settlement of this matter. If not, the Company intends to defend itself vigorously, and will likely assert counterclaims. Unless and until the parties engage in substantial discovery, it is not possible to evaluate the likelihood of an unfavorable outcome or estimate the potential loss in the event of an adverse outcome at this time.

Routine Proceedings

The Company is a party to routine litigation incidental to its business. The Company's management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

Employment Agreements

On March 16, 2001, the Company entered into an employment agreement with its new Chief Executive Officer ("CEO"). Under the terms of this three-year agreement the Company will pay the CEO an annual salary of $150,000 for the first six months of the agreement, and thereafter his annual salary will be increased to $200,000. The Company can terminate the employment of the CEO either upon mutual consent or for cause. If the Company should terminate the CEO for cause, or if the CEO should terminate the agreement without "good reason" as described in the employment agreement, no severance benefits shall be paid. If the Company should terminate the CEO without cause, the Company must give the CEO three months notice and continue to compensate him under the terms of this employment agreement during those three months. At the end of the three-month period, the Company must pay the CEO severance benefits equal to the annual base salary of the executive, and any previously granted but unvested options shall immediately vest. If the Company should terminate the CEO for cause, as defined in employment agreement, no severance benefits shall be paid. The agreement can be terminated upon the mutual consent of the parties or upon 90 days notice by the Company during which time the Company shall continue to compensate him under the terms of his employment agreement. The Company also granted the CEO options to purchase 750,000 shares of its common stock under the Company's 1998 Stock Option Plan at an exercise price of $.32 per share, which vest at the rate of 187,500 options on each of March 16, 2001, 2002, 2003 and 2004. The employment agreements mentioned above contain customary non-disclosure provisions, as well as a non-competition restriction for a period of 18 months following the termination of the agreement.

Other

On May 1, 2001, the former Chief Financial Officer ("CFO") of the Company, provided notice of termination of his Executive Employment Agreement with the Company dated March 7, 2000, as amended. In the notice, the former CFO also demanded payment of certain benefits allegedly due under the Executive Employment Agreement. The Company continued discussions in an effort to resolve this matter, and in accordance with the CFO's Executive Employment Agreement, the Company accrued a severance charge for the amount of $120,000 in fiscal 2002. On October 31, 2001, the Company entered into a Release and Termination agreement with its former CFO. The former CFO's termination date was effective as of May 31, 2001. The agreement entitles the former CFO to receive an amount of $120,000, which was paid in fiscal 2002.
The former CFO had a right to exercise any stock options granted to him by the Company (the "vested options"), for a period of 30 days from the termination date. Additionally, the former CFO agreed to provide consulting services to the Company on financial matters until March 31, 2002, for which he was separately compensated.

On June 13, 2001, the Company entered into a Release and Termination agreement with its former Chief Operating Officer ("COO"). The former COO's termination date was effective as of May 18, 2001. The agreement entitles the former COO to receive an amount of $75,000, which was paid in fiscal 2002. The former COO had a right to exercise any stock options granted to him by the Company (the "vested options"), for a period of 30 days from the termination date. Additionally, the former COO agreed to provide consulting services to the Company on regulatory and legal matters until December 31, 2001, for which he was separately compensated.

In June 2000, the Company agreed to pay $210,000 to two former employees who had alleged wrongful termination by the Company.
Of this amount, $60,000 was paid in varying monthly installments from August 2000 through March 2001, $60,000 was paid in $5,000 installments from August 2000 through August 2001, and the remaining $90,000 is payable in twelve equal monthly installments beginning in July 2001. Such amounts have been expensed in fiscal 2000 as part of general and administrative in the accompanying statement of operations. The settlement is recorded as "accrued expenses" in the accompanying balance sheet.

Operating Lease

The Company leases their 32,000 square foot principal executive
offices and warehouse, which expires in fiscal 2007.   The
Company is responsible for certain maintenance costs, taxes and insurance under this lease. The future minimum annual lease payments as of March 31, 2002, are as follows:

      Years Ending March 31
      ---------------------

      2003                     $   315,000
      2004                         352,000
      2005                         301,000
      2006                         300,000
      2007                          50,000
                               -----------
      Total lease payments     $ 1,318,000
                               ===========

Rent expense was $149,000 for the year ended March 31, 2002.


(11) Subsequent Events

Subsequent to fiscal 2002, the Company received net proceeds of $159,000 upon the exercise and issuance of 600,000 shares of common stock, of which 300,000 shares were exercised by the Company's president.


(12) Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for fiscal 2002 and 2001 is as follows:



Quarter Ended:                         June 30, 2001    September 30, 2001    December 31, 2001   March 31, 2002
--------------                       ----------------   ------------------    -----------------   --------------

Sales                                $      5,363,650   $        7,762,825    $       8,248,904   $   10,650,552
Income (loss) from operations        $       (880,765)  $           56,246    $         368,433   $    1,204,026
Net income (loss)                    $     (1,090,684)  $          393,378    $         353,348   $    1,169,371
Diluted net income (loss) per share  $          (0.07)  $             0.02    $            0.02   $         0.07


Quarter Ended:                         June 30, 2000    September 30, 2000    December 31, 2000   March 31, 2001
--------------                       ----------------   ------------------    -----------------   --------------

Sales                                $      2,636,715   $        2,667,336    $       1,795,439   $    2,906,795
Loss from operations                 $       (960,837)  $         (248,212)   $        (326,564)  $   (1,103,485)
Net loss                             $     (1,037,944)  $         (298,602)   $        (364,202)  $   (1,125,959)
Net loss per share                   $          (0.16)  $            (0.05)   $           (0.03)  $        (0.04)


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.





                        TABLE OF CONTENTS

                                                                 Page
                                                                 ----

Prospectus Summary.............................................    1

Forward-Looking Statements.....................................    3

Risk Factors...................................................    3

Capitalization.................................................   10

Price Range of Common Stock and Dividend Policy................   11

Use of Proceeds................................................   11

Management's Discussion and Analysis or Plan of Operation......   12

Business.......................................................   21

Management.....................................................   28

Certain Transactions...........................................   33

Principal Shareholders.........................................   34

Description of Securities......................................   35

Selling Security Holders.......................................   36

Shares Eligible for Future Sale................................   37

Legal Matters..................................................   37

Experts........................................................   38

Additional Information.........................................   38

Financial Statements...........................................  F-1

                        14,441,932 Shares






                      PetMed Express, Inc.








                       -----------------

                           PROSPECTUS

                       -----------------




                        August 2, 2002

                            PART TWO

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

      The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

      The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

      The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

   SEC Registration and Filing Fee.................... $ 2,670
   Legal Fees and Expenses*...........................   5,000
   Accounting Fees and Expenses*......................   5,000
   Financial Printing*................................   1,000
   Transfer Agent Fees*...............................     500
   Blue Sky Fees and Expenses*........................     --
   Miscellaneous*.....................................   1,000
                                                       -------
          TOTAL                                        $15,170
                                                       =======

-------------------

   *  Estimated

     None of the foregoing expenses are being paid by the selling security holders.

Item 26.  Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities

     In July 2002 the Company issued 187,500 shares of its common stock to Menderes Akdag, the Company's chief executive officer. These shares were issued upon the exercise of options held by Mr. Akdag at $.32 per share. The share issuance was exempt under
Section 4(2) of the Securities Act. Mr. Akdag had access to information about our Company and the shares issued contain the appropriate restrictive legend restricting their transferability absent registration or an available exemption.

      In June 2002 the Company issued 10,500 shares of its common stock to a former employee. These shares were issued upon the exercise of options held by the former employee at $1.25 per share. The share issuance was exempt under Section 4(2) of the Securities Act. The option holder had access to information about our Company and the shares issued contain the appropriate restrictive legend restricting their transferability absent registration or an available exemption.

     In April 2002, upon the exercise of outstanding options, the Company issued 600,000 shares of common stock to two option holders in consideration of $159,000. Options to purchase 300,000 shares of common stock were exercised by the Company's president. The remaining options were exercised by Double Diamond Trading, Inc., a consulting firm. The share issuances were exempt from registration by Section 4(2) of the Securities Act. The security holders had access to information about the Company and had the opportunity to ask questions about the Company. The shares issued contain a legend restricting their transferability absent registration or an available exemption.

       On November 22, 2000, the Company issued Tricon Holdings, LLC, a Florida limited liability corporation, 10,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock. The warrants are exercisable at $.33 per share and expire on November 22, 2005. The shares of common stock and warrants were issued to Tricon Holdings in exchange for $2,000,000. The security issuances were exempt from registration by Section 4(2) of the Securities Act. The security holder had access to information about the Company and had the opportunity to ask questions about the Company. The securities issued contain a legend restricting their transferability absent registration or an available exemption.

       In March 2000, the Company gave $50,000 and granted warrants to purchase 20,000 shares of its common stock to Nico Pronk and Wayne Horne in exchange for the termination of a consulting agreement between the Company and Noble Financial Group, an investment banking firm. The warrants are exercisable at $3.125 per share and expire on March 7, 2003. The warrant issuance was exempt from registration by Section 4(2) of the Securities Act. The security holder had access to information about the Company and had the opportunity to ask questions
about  the  Company.   The  warrant  issued  contains  a   legend
restricting   its   transferability  absent  registration  or  an
available exemption.

       In November 1999, the Company granted warrants to purchase 75,000 shares of its common stock to JW Genesis Capital Markets, an investment advisory firm in exchange for investment banking related services. The warrants are exercisable at $1.48 per share at any time prior to November 12, 2004. The warrant issuance was exempt from registration by Section 4(2) of the Securities Act. The security holder had access to information about the Company and had the opportunity to ask questions about the Company. The warrant issued contains a legend restricting its transferability absent registration or an available exemption.

       In November 1999, the Company issued warrants to purchase 75,000 shares of its common stock to Lynda Reitzenstein, a former shareholder, pursuant to a settlement of litigation. The warrants are exercisable at $3.50 per share at any time prior to November 1, 2002. The warrant issuance was exempt from registration by
Section 4(2) of the Securities Act. The security holder had access to information about the Company and had the opportunity to ask questions about the Company. The warrant issued contains a legend restricting its transferability absent registration or an available exemption.

        The  Company  established  the  1998  Stock  Option  Plan
effective July 31, 1998, which provides for the issuance of qualified options to officers, directors and key employees, and nonqualified options to consultants and other service providers. Through July 1, 2002, the Company has issued and outstanding options to purchase approximately 2,159,600 shares of common stock under the Plan with exercise prices ranging from $.32 to
$4.50 and various expiration dates. The options were issued to approximately 30 officers, directors, key employees, consultants and other service providers. The security issuances were exempt from registration by Section 4(2) of the Securities Act. The option holders had access to information about the Company and had the opportunity to ask questions about the Company. The options issued contain a legend restricting their transferability absent registration or an available exemption.

      Each of the security holders (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he, she or its was able to evaluate the risks and merits of an investment in the Company. Therefore, each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

Item 27.       Exhibits and Financial Statement Schedules

Exhibit No.    Description of Document
-----------    -----------------------

(3)            Articles of Incorporation and By Laws

3.1            Amended and Restated Articles of Incorporation(1)

3.2            By-Laws of the Corporation(1)

(4)            Instruments Defining the Rights of Security
               Holders.

4.1            Form of  Warrant  issued  to  Noble  International
               Investments, Inc.(1)

4.2            Specimen common stock certificate(1)

4.3            Form of Non-Plan Option

4.4            Form of Warrant

4.5            Tricon Holdings, LLC Warrant

(5)            Opinion of Counsel

5.1            Opinion of Adorno & Yoss, P.A.

(10)           Material   Contracts   (*Management   contract  or
               compensatory plan or arrangement.)

10.1 Second Amended and Restated Employment Agreement with Marc A. Puleo (incorporated by reference to Exhibit 10.1 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, Commission File No. 000-28827).*

10.2           1998 Stock Option Plan(1)

10.3           Line  of  Credit  Agreement with  SouthTrust Bank,
               N.A.(1)

10.4           Employment   Agreement   with    Menderes   Akdag
               (incorporated by reference to  Exhibit 10  of the
               Registrant's   Form   8-K   on    March 16, 2001,
               Commission File No. 000-28827).*

10.5 Agreement for Sale and Leaseback of the Land and Building (incorporated by reference to Exhibit
               99.1  of  the  Registrant's Form  8-K on  June 14,
               2001, Commission File No. 000-28827).

10.6           Line of Credit Renewal Agreement  with  SouthTrust
               Bank, N.A.(2)

10.7           Loan Agreement with SouthTrust Bank, N.A.(2).

(16)           Letter regarding Change in Certifying Accountant.

16.1 Letter from Lopez, Levi, & Associates LLC, regarding change in certifying accountants (incorporated by reference to Exhibit 16 of the Registrant's Form 8-K on April 24, 2001, Commission File No. 000-28827)

(21)           Subsidiaries of Registrant.

21.1           Subsidiaries of Registrant(2).

(23)           Consents

23.1           Consent of Independent Auditor

23.2           Consent   of   Adorno & Yoss,  P.A.  (included  in
               Exhibit 5.1)

------------------------

(1) Incorporated by reference to the Registration Statement on Form 10-SB, File No. 000-28827, as amended, as filed with the Securities and Exchange Commission.

(2)  Incorporated by reference to the Annual  Report on Form 10-
     KSB for the year ended March 31, 2002, as filed with the Securities and Exchange Commission.


Item 28.  Undertakings

     The undersigned Registrant undertakes:

        (1)   To file, during any period in which offers or sales
     are   being  made,  a  post-effective  amendment   to   this
     registration statement:

           (i)   To include any prospectus required by section 10
                 (a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)    To  remove  from  registration  by  means  of   a
     post-effective   amendment  any  of  the  securities   being
     registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pompano Beach, Florida on August 2, 2002.

                                        PETMED EXPRESS, INC.

                                        By:/s/  Menderes Akdag
                                           ------------------------------
                                           Menderes Akdag, Chief
                                           Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                    Title                          Date
     ---------                    -----                          ----

/s/ Menderes Akdag       Chief Executive Officer            August 2, 2002
-----------------------  (principal executive officer)
Menderes Akdag


/s/ Marc Puleo, M.D.     Chairman of the Board, President   August 2, 2002
-----------------------  and Secretary
Marc Puleo, M.D.


/s/ Bruce S. Rosenbloom  Chief Financial Officer and        August 2, 2002
-----------------------  Treasurer (principal financial
Bruce S. Rosenbloom      and accounting officer)


/s/ Guven Kilvilcim      Director                           August 2, 2002
-----------------------
Guven Kivilcim


/s/ Huseyin Kizanlikli   Director                           August 2, 2002
-----------------------
Huseyin Kizanlikli


/s/ Kenneth Jacobi       Director                           August 2, 2002
-----------------------
Kenneth Jacobi